Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits and attachments hereto, including the Term Sheet (as defined below) as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 20, 2022 (the “Execution Date”), is entered into by and among:

(a)

Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and the other guarantors under the Existing Documents (as defined herein) as set forth in the signature page to this Agreement (each such party listed in this clause (a), a “Company Party” and, such parties collectively, the “Company Parties”); and

(b)	the Consenting Parties[1] (as defined below).

This Agreement collectively refers to the Company Parties and the Consenting Parties signatory hereto as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties have, in good faith and at arm’s length, negotiated or been apprised of the terms of the transactions contemplated in the term sheet attached as Exhibit A hereto (together with the exhibits and attachments hereto, as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”) and have agreed to support and pursue the Transactions (as defined herein) in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, this Agreement sets forth the agreement among the Parties concerning their respective commitments, subject to the terms and conditions hereof, to support and implement the Transactions.

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For the avoidance of doubt, any Affiliates (as defined herein) or related parties of any such Consenting Party shall not be deemed to be Consenting Parties themselves. The Parties acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Party that is a separately managed account of or advised by an investment manager are being made only with respect to the Claims held by such separately managed or advised account (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by other accounts that are managed or advised by such investment manager. The Parties further acknowledge and agree that all representations, warranties, covenants, and other agreements made by any Consenting Party that is an investment advisor, sub-advisor, or manager of managed accounts are being made solely in such Consenting Party’s capacity as an investment advisor, sub-advisor, or manager to the beneficial owners of the Existing Debt specified on the applicable signature pages hereto (in the amount identified on such signature pages), and shall not apply to (or be deemed to be made in relation to) such investment advisor, sub-advisor, or manager in any other capacity, including, without limitation, in its capacity as an investment advisor, sub-advisor, or manager of other managed accounts. Solely to the extent that and so long as applicable fund policies of a Consenting Party prohibit such Consenting Party from accepting the 2024 Consent Solicitation and Exchange Offer with respect to certain 2024 Notes of such Consenting Party (the “Exempt Notes”) and such Exempt Notes are specifically identified as such on its signature page to this Agreement, such Consenting Party shall not be required to accept the 2024 Consent Solicitation and Exchange Offer solely with respect to such Exempt Notes and Section 5(k) and Section 8 of this Agreement shall not apply with respect to the Exempt Notes.

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

AGREEMENT

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Term Sheet or as otherwise expressly set forth herein. The following terms used in this Agreement are defined as:

“2024 Consent Solicitation and Exchange Offer” shall have the meaning set forth in the Term Sheet.

“2024 Notes” shall have the meaning set forth in the Term Sheet.

“2024 Offering Memorandum” means that certain Exchange Offering Memorandum and Solicitation of Consents related to the 2024 Consent Solicitation and Exchange Offer.

“2025 Consent Solicitation” shall have the meaning set forth in the Term Sheet.

“2025 Euro Notes” means the notes issued under the Existing Euro 2025 Indenture.

“2025 Notes” means, collectively, the 2025 Euro Notes and the 2025 U.S. Notes.

“2025 Supplemental Indentures” shall have the meaning set forth in the Term Sheet.

“2025 U.S. Notes” means the notes issued under the Existing U.S. 2025 Indenture.

“Ad Hoc Group” means the ad hoc group of holders of Existing Debt represented by the Ad Hoc Group Advisors.

“Ad Hoc Group Advisors” means, collectively, Davis Polk, Houlihan Lokey Capital, Inc., Ashurst LLP, and counsel to be selected by the Majority Consenting Parties in each Specified Jurisdiction (as defined in the Term Sheet); provided that, so long as an actual conflict of interest exists, the Term Loan Group and Ad Hoc Group may engage separate counsel in each Specified Jurisdiction where such conflict of interest exists.

“Ad Hoc Group Steering Committee” means those certain members of the ad hoc group of holders of Existing Debt represented by the Ad Hoc Group Advisors set forth on Exhibit D hereto.

“Ad Hoc Group Termination Event” has the meaning given to such term in Section 7(a) hereof.

“Additional Consenting Parties” has the meaning set forth in Section 27 hereof.

“Advisors” means, collectively, the Ad Hoc Group Advisors and the Term Loan Group Advisors.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 3 hereof.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, material amendment, exchange, extension, sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), that is not consistent with, or an alternative to, the Transactions.

“Amendments” shall have the meaning set forth in the Term Sheet.

“Automatic Termination Event” has the meaning set forth in Section 7(e) hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday, or any other day on which banks in New York, New York are authorized or required by law to close.

“Claim” means (a) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed undisputed, secured, or unsecured, each as set forth in section 101(5) of the Bankruptcy Code.

“Closing Date” shall mean the date of the satisfaction (or waiver, if applicable) of the closing conditions set forth in the Definitive Documents and the consummation of the Transactions, including the funding of the Superpriority Facility.

“Commencement Date” means the date that is twenty (20) Business Days after the Execution Date or such later date acceptable to the Company and the Majority Consenting Parties.

“Commitment Notice” has the meaning set forth in Section 6(c) hereof.

“Commitment Parties” means the Consenting Parties set forth on Exhibit B hereto (as updated and replaced in accordance with Section 6(c)).

“Company” has the meaning set forth in the preamble hereof.

“Company Parties” has the meaning set forth in the preamble hereof.

“Company Released Claims” has the meaning set forth in Section 10(a).

“Company Released Party” means each of: (a) the Company Parties and each of their Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing; and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

“Company Termination Event” has the meaning given to such term in Section 7(c) hereof.

“Consenting Parties” means, subject to footnote 1 hereof, collectively, (a) the undersigned holders of Existing Debt and (b) in their capacity as such, the undersigned investment advisors, sub-advisors, or managers (together with their respective successors and permitted assigns) of discretionary accounts or other beneficial owners that hold Existing Debt, which such accounts or beneficial owners such investment advisors, sub-advisors, or managers have authority to bind, and by executing this Agreement do thereby bind, to the terms of this Agreement (including, for the avoidance of doubt, the Additional Consenting Parties).

“Consenting Party Released Claims” has the meaning given to such term in Section 10(b) hereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Davis Polk” means Davis Polk & Wardwell LLP.

“Diebold Industry” means the industries in which the Company Parties and their subsidiaries operate.

“Definitive Documents” means (a) the credit agreement for the Superpriority Facility (or indenture if structured in the form of notes), (b) the credit agreement for the ABL Facility (as defined in the Term Sheet), (c) the credit agreement for the New Term Loans (as defined in the Term Sheet), (d) the indenture for the New 2L Notes (as defined in the Term Sheet), (e) the Amendments, (f) any security or collateral documents entered into in connection with the Transactions, (g) the Intercreditor Agreements, (h) securities offering or exchange offer documents in connection with the Transactions, (i) consent solicitation statements or other solicitation materials, including related notices, ballots, or other election forms used in connection with the Transactions, (j) the Warrant Agreement (as defined in the Term Sheet) and (k) all other ancillary and related documents, schedules, exhibits, addenda and instruments entered into in connection with the Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble hereof.

“Existing 2024 Indenture” shall have the meaning set forth in the Term Sheet.

“Existing 2025 Indentures” shall have the meaning set forth in the Term Sheet.

“Existing Agent” means the administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” shall have the meaning set forth in the Term Sheet.

“Existing Debt” means the Existing Revolver Exposure, the Existing Term Loans, the 2025 Notes and the 2024 Notes.

“Existing Documents” means, collectively, the Existing Credit Agreement, the Existing 2025 Indentures, the Existing 2024 Indenture and all documents and agreements (including amendments and/or supplemental indentures) related thereto.

“Existing Euro 2025 Indenture” shall have the meaning set forth in the Term Sheet.

“Existing Revolver Exposure” shall have the meaning set forth in the Term Sheet.

“Existing Term Loans” shall have the meaning set forth in the Term Sheet.

“Existing Trustees” means the trustees under the Existing 2025 Indentures and the Existing 2024 Indenture, or any successor to any such Existing Trustee that has replaced it in accordance with the applicable provisions of the applicable indenture.

“Existing U.S. 2025 Indenture” shall have the meaning set forth in the Term Sheet.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP.

“Indemnification Obligations” has the meaning set forth in Section 11(a) hereof.

“Indemnified Party” has the meaning set forth in Section 11(a) hereof.

“Initial Eligible Consenting Parties” has the meaning set forth in Section 6(a) hereof.

“Intercreditor Agreements” has the meaning set forth in the Term Sheet.

“Losses” has the meaning set forth in Section 11(a) hereof.

“Majority Ad Hoc Parties” means the members of the Ad Hoc Group holding a majority, in the aggregate, of the aggregate principal amount of the Specified Debt held by the Ad Hoc Group at the applicable time.

“Majority Consenting Parties” means the Initial Eligible Consenting Parties holding a majority of the principal amount of each tranche of (i) the Existing Term Loans, (ii) the 2025 Notes and (iii) the 2024 Notes, in each case held by the Initial Eligible Consenting Parties at the applicable time. For the avoidance of doubt, the test for Majority Consenting Parties is only satisfied if each of subsections (i)-(iii) of the immediately preceding sentence, tested separately for each tranche, is satisfied.

“Majority Term Loan Parties” means the members of the Term Loan Group holding a majority, in the aggregate, of the aggregate principal amount of the Specified Debt held by the Term Loan Group at the applicable time.

“Market Capitalization” shall mean an amount equal to (a) the total number of shares of issued and outstanding common stock of the Company at the close of trading on the trading day prior to the Closing Date multiplied by (b) the arithmetic mean of the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such trading day as reported during the thirty (30) consecutive trading day-period ending on the trading day immediately preceding the Closing Date.2

“Material Adverse Effect” means (i) an effect, event, change, occurrence or circumstance that is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (ii) a material and adverse effect on the ability of the Company to consummate the Transactions; provided, however, that no effect, event, change, occurrence or circumstance arising or resulting from any of the following, either alone or in combination, shall constitute a Material Adverse Effect: (a) operating, business, regulatory, political or other conditions in the Diebold Industry in the United States, Germany or elsewhere in the world; (b) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States, Germany or anywhere else in the world; (c) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, acts of war (whether or not declared), civil disobedience, sabotage, terrorism, military actions, hostilities or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors, including cyberattacks, any outbreak of illness or other public health event, whether or not caused by any Person (other than the Company Parties or their subsidiaries); (d) the negotiation, execution, announcement or performance of this

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Market Capitalization shall be calculated with appropriate adjustments as needed to account for any stock splits or reverse stock splits during the thirty (30) consecutive trading day-period ending on the trading day immediately preceding the Closing Date.

Agreement or the consummation of the Transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, employees and/or independent contractors and/or on revenue, profitability and/or cash flows; (e) any change in laws or GAAP or other applicable accounting rules, or the interpretation thereof; and (f) any actions taken or not taken by the Company Parties or any of their subsidiaries pursuant to this Agreement or permitted under this Agreement or with consent pursuant to the terms of this Agreement; provided, however, that in the case of the foregoing clauses (a), (b), (c) and (e), only to the extent such effects, events, changes, occurrences or circumstances do not materially disproportionately impact the Company and its subsidiaries, taken as a whole, as compared to other Persons operating in the Diebold Industry.

“Mutual Termination Event” has the meaning set forth in Section 7(d) hereof.

“Open Trade” means a transaction, agreement, or other arrangement, whether done through an oral or written confirmation, under which a Party to this Agreement is entitled or obligated to Transfer or receive a Transfer of any 2024 Notes, 2025 Notes, Existing Term Loans, and/or 2023 Revolving Credit Loans, with a trade date on or prior to the applicable date of determination.

“Other Eligible Consenting Parties” has the meaning set forth in Section 6(b) hereof.

“Other Released Party” means each of: (a) the Consenting Parties and each of their Affiliates; (b) the predecessors, successors, and assigns of each of the foregoing, and (c) the current and former officers, directors, members, managers, partners, employees, shareholders, advisors, agents, professionals, attorneys, financial advisors, and other representatives of each of the foregoing, in each case in their capacity as such.

“Party” or “Parties” has the meaning set forth in the preamble hereof.

“Permitted Transferee” has the meaning set forth in Section 8(a) hereof.

“Person” means an individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization, group, or any other legal entity or association.

“Public Disclosure” has the meaning set forth in Section 24 hereof.

“Record Date” has the meaning set forth in Section 6(b) hereof.

“Revolver Exchange” shall have the meaning set forth in the Term Sheet.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Specified Debt” shall mean, collectively, Existing Term Loans, 2025 Notes and 2024 Notes.

“Strategic Transaction” means any sale, disposition, merger, amalgamation, acquisition, consolidation, partnership, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole) that, in each case, provides for the payment at par in full in cash of the Existing Debt.

“Structuring Premium” has the meaning set forth in Section 6(g) hereof.

“Structuring Parties” means those certain Consenting Parties set forth on Exhibit C hereto.

“Structuring Premium Amount” has the meaning set forth in Section 6(g) hereof.

“Sullivan & Cromwell” means Sullivan & Cromwell LLP.

“Superpriority Commitment” means the commitments of the Commitment Parties set forth on Exhibit B hereto (as updated and replaced in accordance with Section 6(c)) to fund the Superpriority Facility and Superpriority Loans on the Closing Date, subject to the terms and conditions of this Agreement.

“Superpriority Facility” has the meaning set forth in the Term Sheet.

“Superpriority Loans” has the meaning set forth in the Term Sheet.

“Term Loan Exchange” shall have the meaning set forth in the Term Sheet.

“Term Loan Group” means the ad hoc group of holders of Existing Debt represented by the Term Loan Group Advisors.

“Term Loan Group Advisors” means, collectively, Gibson Dunn, PJT Partners Inc., and counsel to be selected by the Majority Consenting Parties in each Specified Jurisdiction (as defined in the Term Sheet); provided that, so long as an actual conflict of interest exists, the Term Loan Group and Ad Hoc Group may engage separate counsel in each Specified Jurisdiction where such conflict of interest exists.

“Term Loan Group Termination Event” has the meaning set forth in Section 7(b) hereof.

“Term Sheet” has the meaning set forth in the recitals hereof.

“Termination Date” has the meaning set forth in Section 7(f) hereof.

“Termination Event” means any of an Ad Hoc Group Termination Event, a Term Loan Group Termination Event, a Company Termination Event, a Mutual Termination Event, or an Automatic Termination Event.

“Transactions” means the transactions as described in this Agreement including, without limitation, the Revolver Exchange, the Term Loan Exchange, the 2025 Consent Solicitation, the

2024 Consent Solicitation and Exchange Offer, entry into the Amendments, and all other transactions contemplated by the foregoing documents.

“Transfer” or “Transferred” has the meaning set forth in Section 8(a) hereof.

“Transferor” has the meaning set forth in Section 8(a) hereof.

2. Definitive Documents; Incorporation by Reference.

(a) The Definitive Documents remain subject to negotiation and completion. Except as otherwise set forth in this Agreement, the Definitive Documents shall be consistent in all respects with the terms set forth in this Agreement and shall otherwise be reasonably acceptable in form and substance to (1) the Company and (2) the Majority Consenting Parties; provided that from and after the Closing Date, the Indemnification Obligations in favor of any Consenting Party that becomes a “Lender” under the Superpriority Facility shall constitute “Obligations” as such term is used in the Superpriority Facility. Upon negotiation and completion of the Definitive Documents, the Definitive Documents and every other document, deed, agreement, indenture, filing, notification, letter or instrument related to the Transactions shall contain terms, conditions, representations, warranties and covenants consistent with the terms of this Agreement.

(b) The exhibits hereto are fully incorporated by reference herein and are made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include and incorporate all exhibits hereto; provided, however, that (i) to the extent that there is a conflict between this Agreement (excluding the Term Sheet), on the one hand, and the Term Sheet, on the other hand, the terms and provisions of the Term Sheet shall govern and, (ii) to the extent that there is a conflict between the Term Sheet, on the one hand, and any of the Definitive Documents, on the other hand, the terms and provisions of any such Definitive Document shall govern. Neither this Agreement nor any provision hereof may be modified, waived, amended, or supplemented, except in accordance with Section 16 hereof.

3. Agreement Effective Date. This Agreement shall become effective upon the occurrence of each of the following events (the date on which such events occur, the “Agreement Effective Date”):

(a)	the execution and delivery of this Agreement by each of the Company Parties;

(b)	the execution and delivery of this Agreement by the Consenting Parties beneficially owning a majority in principal amount of the 2025 U.S. Notes outstanding under the Existing U.S. 2025 Indenture;

(c)	the execution and delivery of this Agreement by the Consenting Parties beneficially owning a majority in principal amount of the 2025 Euro Notes outstanding under the Existing Euro 2025 Indenture;

(d)	the execution and delivery of this Agreement by the Consenting Parties beneficially owning a majority in principal amount of the 2024 Notes outstanding under the Existing 2024 Indenture; and

(e)	the execution and delivery of this Agreement by the Consenting Parties beneficially owning a majority in principal amount of the Existing Term Loans.

4. Commitments of the Company Parties. Subject to the terms and conditions of this Agreement, each Company Party agrees that it shall (and shall cause each of its direct and indirect subsidiaries to), so long as no Termination Event has occurred:

(a) support and take all commercially reasonable actions necessary to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all actions to support and complete the Transactions and all other actions contemplated in connection therewith and under the Definitive Documents, (ii) obtaining any and all required governmental, regulatory and/or third-party approvals or consents for the implementation and consummation of the Transactions, (iii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents, and (iv) seeking additional support for the Transactions to the extent reasonably prudent;

(b) (i) not directly or indirectly negotiate, enter into, issue, incur, arrange, participate in or consent to any credit facility, bond issuance or other financing, rights offering or issuance of debt or equity securities or (ii) undertake or otherwise support or participate in any reorganization, merger, consolidation, business combination or other recapitalization or debt restructuring (whether through a judicial process or otherwise) other than in the ordinary course of business or in connection with the Transactions;

(c) on the Closing Date, effectuate the Revolver Exchange in accordance with the provisions of this Agreement;

(d) on the Closing Date, effectuate the Term Loan Exchange in accordance with the provisions of this Agreement, and enter into the Existing Credit Agreement Amendment;

(e) on or prior to the Commencement Date, distribute the documents for the 2025 Consent Solicitation to the holders of the 2025 Notes in accordance with the provisions of the related consent solicitation statements, this Agreement and applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder and, on the Closing Date, enter into the 2025 Supplemental Indentures;

(f) on or prior to the Commencement Date, distribute the documents for the 2024 Consent Solicitation and Exchange Offer to the holders of the 2024 Notes and, on the Closing Date, (i) issue, in exchange for the tendered 2024 Notes, the New 2L Notes and the Warrants (as defined in the Term Sheet), and to cancel such tendered 2024 Notes, and (ii) enter into the 2024 Supplemental Indenture, in each case in accordance with the provisions of this Agreement, the

2024 Offering Memorandum and applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder;

(g) not purchase or exchange, or offer to purchase or exchange, any Existing Debt, or solicit consents to any material amendments, modifications or supplements to the Existing Documents (other than an amendment to, or waiver of, a financial or reporting covenant included in the Existing Credit Agreement, unless such amendment or waiver requires the Company to provide value in exchange for such amendment or waiver that is not acceptable to the Majority Consenting Parties) or any related guarantees, security documents, intercreditor agreements or ancillary documents (other than, in each case, as contemplated by this Agreement);

(h) negotiate in good faith the Definitive Documents with the respective Parties thereto and execute and deliver each Definitive Document to which it is to be a party and consummate the Transactions, in each case as promptly as reasonably practicable;

(i) promptly provide a Consenting Party with any documentation or information that is reasonably requested by such Consenting Party or is reasonably necessary to consummate the Transactions, including “know your customer” and like materials, which documentation and information shall be subject to any confidentiality restrictions to which the Consenting Party may be subject;

(j) (i) no later than five (5) Business Days following the date hereof, the Company Parties shall pay all invoiced unpaid fees, costs, and out-of-pocket expenses of the Advisors; and (ii) promptly pay when due all the reasonable and documented and invoiced fees, costs, and out-of-pocket expenses of the Advisors in accordance with their respective engagement letters and/or fee letters entered into with the Company (if any);3

(k) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transactions, support and take all steps reasonably necessary or desirable to address any such impediment, including notifying the Advisors of any material governmental or third-party complaints, litigations, investigations or hearings related to the Transactions;

(l) conduct its business in the ordinary course substantially consistent with past practice and in light of then-current market conditions, and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations required to operate its business, (iii) preserve relationships with its customers, suppliers and others having material business relationships with it, and (iv) maintain its good standing under the laws of the state or other jurisdictions in which they are incorporated or organized. Without limiting the generality of the foregoing, except as expressly contemplated by

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Including, for the avoidance of doubt, payment of reasonable and documented and invoiced fees, costs, and out of pocket expenses of local counsel submitted in connection with the fee letters with respect to Davis Polk or Gibson Dunn.

this Agreement, each Company Party shall not (and shall cause each of its direct and indirect subsidiaries not to):

(i) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(ii) split, combine or reclassify any shares of capital stock of any Company Party or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of any Company Party, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Party securities (other than pursuant to an agreement in effect as of the date hereof pursuant to the Company Parties’ executive compensation plans);

(iii) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Party securities or amend any term of any Company Party security (in each case, whether by merger, consolidation or otherwise);

(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business substantially consistent with past practice and permitted under the Existing Documents;

(v) sell, lease or otherwise transfer, or create or incur any lien on, any of the Company’s assets, securities, properties, interests or businesses, other than in the ordinary course of business, consistent with past practice and permitted under the Existing Documents;

(vi) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business substantially consistent with past practice;

(vii) make any payment in satisfaction of any existing funded indebtedness other than regularly scheduled payments of interest and principal;

(viii) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof (other than with respect to the Existing Debt), other than in the ordinary course of business substantially consistent with past practice and permitted under the Existing Documents;

(ix) seek, solicit, support, formulate, entertain, encourage, engage in any inquiries or discussions concerning, or enter into any agreements relating to, any Alternative Transaction, and if the Company receives an unsolicited bona fide proposal or expression of interest in undertaking an Alternative Transaction, the Company will, within 24 hours of the receipt of such proposal or expression of interests, notify the Advisors of the receipt thereof, with such notice to include the material terms thereof, including the identity of the Person or group of Persons involved in making such proposal;

(x) enter into any agreement or arrangement that limits or otherwise restricts in any material respect it or any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect it or any of its Affiliates, from engaging or competing in any line of business, in any location or with any Person; or

(xi) enter into any agreement or arrangement that waives, releases or assigns, or modifies in any material respect, any of its material rights, claims or benefits, other than in the ordinary course of business substantially consistent with past practice;

(m) notify the Advisors as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to: (i) any material change in the business or financial (including liquidity) performance of the Company Parties (taken as a whole); (ii) the status and progress of the Transactions, including any material changes thereto; (iii) the receipt or rejection of any material authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory or regulatory body or any stock exchange that are required for the implementation and consummation of the Transactions; (iv) any material governmental or third-party complaints, litigations, investigations or hearings; (v) any notice of any commencement of any involuntary insolvency proceedings of the Company or any of its Affiliates, or material legal suit for payment of debt or securement of security from or by any Person in respect of the Company; (vi) any material representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and (vii) any breach of any of its obligations or covenants set forth in this Agreement;

(n) not (i) form, designate, acquire or otherwise create an “Unrestricted Subsidiary” (as defined in the Existing Documents) or (ii) enter into any transaction with (including by selling or transferring property or assets to, or purchasing or acquiring property or assets from) any “Unrestricted Subsidiary”;

(o) promptly provide the Advisors, upon reasonable advance notice to the Company, timely responses to all reasonable diligence requests and any documentation or information that is reasonably requested by the Advisors for purposes of negotiating, documenting and effectuating the Transactions, subject to any confidentiality restrictions to which the Advisors may be subject; provided that the foregoing shall not require the disclosure of any legally privileged document or information of any Company Party; and

(p) to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Transactions, negotiate, subject to applicable laws and regulations, in good faith appropriate additional or alternative provisions to address any such impediments; provided that such alternative does not alter, in any material respect, the substance and economics of the Transactions.

Notwithstanding the foregoing or anything in this Agreement to the contrary, (i) nothing in this Agreement shall limit the rights, power or ability of the Company Parties to seek, solicit, support, formulate, entertain, encourage, engage, negotiate, participate in any inquiries or discussions concerning, or enter into any agreements relating to, any Strategic Transaction, excluding, for the avoidance of doubt, consummating or entering into a binding agreement to consummate a Strategic Transaction, and (ii) no such action shall constitute a breach of this Agreement.

5. Commitments of the Consenting Parties. Subject to the terms and conditions of this Agreement, each Consenting Party (severally and not jointly) agrees that it shall, so long as no Termination Event has occurred:

(a) support and take all commercially reasonable actions necessary or reasonably requested by the Company to facilitate the implementation and consummation of the Transactions, including, without limitation, (i) taking all actions to support and complete the Transactions and all other actions contemplated in connection therewith and in this Agreement and under the Definitive Documents, (ii) refraining from taking any actions inconsistent with, and not failing or omitting to take an action that is required by, this Agreement or the Definitive Documents; (iii) directing the Existing Agent and the Existing Trustees; and (iv) if requested by the Company and subject to the consent of the Majority Consenting Parties, facilitating the replacement of the Existing Agent or Existing Trustees, as applicable, in connection with the consummation of the Amendments;

(b) on a timely basis, negotiate in good faith the Definitive Documents with the Company and execute and deliver each Definitive Document to which it is to be a party;

(c) provide all consents required for the consummation of the Transactions;

(d) not directly or indirectly (i) object to, delay or impede the Transactions or the implementation thereof or initiate any legal proceedings that are inconsistent with, or that would delay, prevent, frustrate, or impede the approval, solicitation, or consummation of, the Transactions, the Definitive Documents, or any other transactions outlined therein or in this Agreement, or take any other action that is barred by this Agreement; (ii) vote for, consent to, support or participate in the formulation of any other restructuring, exchange or settlement of any Existing Debt or other transaction that is inconsistent with this Agreement or the Transactions; or (iii) solicit, encourage, or direct any Person to undertake any action set forth in clauses (i) through (ii) of this subsection (d);

(e) to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Transactions, negotiate, subject to applicable laws and regulations, in good faith appropriate additional or alternative provisions to address any such impediments; provided that such alternative does not alter, in any material respect, the substance and economics of the Transactions;

(f) notify the Company and the Advisors as promptly as reasonably possible (but in no event later than two (2) Business Days after the applicable occurrence) as to: (i) any event or circumstance that such Consenting Party has actual knowledge of that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or could reasonably be expected to result in the termination of, this Agreement; (ii) any matter or circumstance that such Consenting Party has actual knowledge of that constitutes or could reasonably be expected to constitute a material impediment to the implementation or consummation of the Transactions; (iii) any material representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, to the extent actually known by such Consenting Party and (iv) any breach of any of its obligations or covenants set forth in this Agreement.

(g) not instruct the Existing Agent or the Existing Trustees to take any action, or to refrain from taking any action, that would be inconsistent with this Agreement or the Transactions;

(h) timely exchange and assign (or cause to be assigned) to the Company for cancellation or termination all of its Existing Revolver Exposure as part of the Revolver Exchange, including with respect to any Existing Revolver Exposure for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its assignment or consent with respect to such Existing Revolver Exposure;

(i) timely exchange and assign (or cause to be assigned) to the Company for cancellation all of its Existing Term Loans as part of the Term Loan Exchange, including with respect to any Existing Term Loans for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its assignment or consent with respect to such Existing Term Loans;

(j) timely participate in, and provide consents under, the 2025 Consent Solicitation, in accordance with the applicable procedures set forth in the related consent solicitation statement and any other documents related thereto (e.g., notices, ballots, or other election forms), including with respect to any 2025 Notes for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and not withdraw or revoke its consent with respect to such 2025 Notes; and

(k) (i) timely exchange and tender (or cause to be tendered) all if its 2024 Notes in accordance with the applicable procedures set forth in the 2024 Offering Memorandum, including with respect to any 2024 Notes for which the Consenting Party serves (now or hereafter) as nominee, investment manager, or advisor for beneficial holders thereof and (ii) not withdraw or revoke its tender or consent with respect to such 2024 Notes.

6. Superpriority Commitment.

(a) Each Structuring Party and other Consenting Party that was an initial party to the Transaction Support Agreement on the Execution Date with their signatures attached hereto (the “Initial Eligible Consenting Parties”) shall have the right to elect, on such date, by way of written notice (email being sufficient) to Houlihan Lokey Capital, Inc., PJT Partners, Inc. and Evercore Group LLC, to (or cause to) provide (or for any of its Affiliates to (or cause to) provide) a percentage of the aggregate principal amount of the Superpriority Loans on the Closing Date calculated on a pro rata basis based on such Initial Eligible Consenting Party’s pro rata share of all outstanding Specified Debt (reflecting any Open Trade as of such time) as of 11:59 pm EST on the Execution Date. The commitment amounts allocated to each Initial Eligible Consenting Party (including oversubscription amounts) as of the Execution

Date are set forth on Exhibit B hereto; provided that the aggregate amount of the Superpriority Commitments (including oversubscription amounts) as of the Execution Date shall be in an amount equal to the aggregate principal amount of the Superpriority Loans. If the Term Loan Group terminates this Agreement in accordance with Section 7(b) hereto, then: (i) the Initial Eligible Consenting Parties that are members of the Ad Hoc Group shall have the right to elect, within five (5) Business Days of the occurrence of such termination, by way of written notice (email being sufficient) to Houlihan Lokey Capital, Inc. and Evercore Group LLC, to (or cause to) provide (or for any of its Affiliates to (or cause to) provide) an additional percentage of the aggregate principal amount of the Superpriority Loans corresponding to up to the Superpriority Commitments allocated to the Term Loan Group as set out in Exhibit B hereto; (ii) to the extent that such Initial Eligible Consenting Parties oversubscribe any available amount, then any oversubscribed amount shall be reduced such that the oversubscriptions are provided on a pro rata basis in accordance with the holdings of the oversubscribing Initial Eligible Consenting Parties of the Specified Debt (reflecting any Open Trade as of the relevant time); and (iii) to the extent that such Initial Eligible Consenting Parties do not fully subscribe for the Superpriority Commitments allocated to the Term Loan Group, then the Company shall be free to solicit commitments from any Person. If the Ad Hoc Group terminates this Agreement in accordance with Section 7(a) hereto, then: (i) the Initial Eligible Consenting Parties that are members of the Term Loan Group shall have the right to elect, within five (5) Business Days of the occurrence of such termination, by way of written notice (email being sufficient) to PJT Partners, Inc. and Evercore Group LLC, to (or cause to) provide (or for any of its Affiliates to (or cause to) provide) an additional percentage of the aggregate principal amount of the Superpriority Loans corresponding to up to the Superpriority Commitments allocated to the Ad Hoc Group as set out in Exhibit B hereto; (ii) to the extent that such Initial Eligible Consenting Parties oversubscribe any available amount, then any oversubscribed amount shall be reduced such that the oversubscriptions are provided on a pro rata basis in accordance with the holdings of the oversubscribing Initial Eligible Consenting Parties of the Specified Debt (reflecting any Open Trade as of the relevant time); and (iii) to the extent that such Initial Eligible Consenting Parties do not fully subscribe for the Superpriority Commitments allocated to the Ad Hoc Group, then the Company shall be free to solicit commitments from any Person.

(b) (i) Each Consenting Party that did not execute (and with respect to which no affiliate or associate thereof executed) a confidentiality agreement with the Company prior to the public announcement of this Agreement and that becomes party to this Agreement by the date that is five (5) Business Days after the public announcement of this Agreement or such later date acceptable to the Company and the Majority Consenting Parties (the “Record Date”), and each other Consenting Party designated by the Majority Consenting Parties in their sole discretion (together, the “Other Eligible Consenting Parties”) and (ii) each Initial Eligible Consenting Party that purchased Specified Debt after the public announcement of this Agreement but before the Record Date (including any purchase that remains an Open Trade as of the Record Date) shall have the right to elect, on the Record Date, by way of written notice (email being sufficient) to Houlihan Lokey Capital, Inc., PJT Partners Inc. and Evercore Group LLC, to (or cause to) provide (or for any of its Affiliates to (or cause to) provide) a percentage (or, in the case of an Initial Eligible Consenting Party described in clause (ii) of this paragraph, an additional percentage) of the aggregate principal amount of the Superpriority Loans on the Closing Date; provided that such percentage shall not exceed (x) in the case of an Other Eligible Consenting Party, such Other Eligible Consenting Party’s pro rata share of the Specified Debt of all outstanding Specified Debt (reflecting any Open Trade as of the Record Date) calculated based on the Specified Debt held by such Other Eligible Consenting Party as set forth on its executed Joinder and (y) in the case of an Initial Eligible Consenting Party described in clause (ii) of this paragraph, the pro rata share of the Specified Debt based on the amount of Specified Debt purchased as described in clause (ii) of this paragraph that was not held by a Person (or affiliate or associate thereof) that was party to a confidentiality agreement with the Company prior to the public announcement of this Agreement; provided, further, that with respect to an Initial Eligible Consenting Party described in clause (ii) of this paragraph making an election pursuant to this paragraph, such Initial Eligible Consenting Party shall provide supporting documentation reasonably acceptable to the Advisors evidencing that the Specified Debt purchased as described in clause (ii) of this paragraph was not held by a Person (or affiliate or associate thereof) that was party to a confidentiality agreement with the Company prior to the public announcement of this Agreement. In order to reflect the additional Superpriority Commitments of Other Eligible Consenting Parties or Initial Eligible Consenting Parties who have elected to fund or cause to be funded the Superpriority Facility and the Superpriority Loans in accordance with this paragraph, the Superpriority Commitments representing oversubscribed amounts of the Initial Eligible Consenting Parties as determined under Section 6(a) shall be reduced such that such oversubscriptions by Initial Eligible Consenting Parties are provided on a pro rata basis, in accordance with their portion of the oversubscribed amounts allocated to them as determined under Section 6(a).

(c) One (1) Business Day following the Record Date, the Company shall deliver to each of the Initial Eligible Consenting Parties and Other Eligible Consenting Parties that have elected to fund or cause to be funded the Superpriority Facility in accordance with this Section 6 and the Advisors a notice (the “Commitment Notice”) including a schedule in the form of Exhibit B hereto setting forth the amount of the Superpriority Loans that the applicable Initial Eligible Consenting Parties and Other Eligible Consenting Parties have elected to commit to fund or cause to be funded; provided that the Commitment Notice shall be (x) in form and substance reasonably acceptable to the Advisors, (y) redacted such that it shall not disclose to a Consenting Party the holdings of Existing Debt or the commitments of any other Consenting Party, and (z) deemed to update and replace Exhibit B hereto.

(d) On the terms, subject to the conditions and limitations, and in reliance on the representations and warranties set forth in this Agreement, each of the Initial Eligible Consenting Parties hereby (and each of the Other Eligible Consenting Parties by electing to (or cause to) provide a portion of the aggregate principal amount of the Superpriority Loans on the Closing Date pursuant to Section 6(b)), severally and not jointly, grants the Company the right to require such Initial Eligible Consenting Party or Other Eligible Consenting Party, as applicable, and, upon exercise of such right by the Company, each such Initial Eligible Consenting Party or Other Eligible Consenting Party, as applicable, has agreed, to fund or cause to be funded in cash an amount equal to its Superpriority Commitment in accordance with Sections 6(a) and 6(b) on the Closing Date as set out in the Commitment Notice. The commitments of the Commitment Parties hereunder are several, not joint, obligations of such Commitment Parties, such that no

Commitment Party shall be liable or otherwise responsible for the commitments of any other Commitment Party.

(e) On the Closing Date, provided that the Company has timely delivered the Commitment Notice to such Commitment Party, each Commitment Party (or any of its Affiliates) shall, severally and not jointly, fund or cause to be funded the Superpriority Loans in an amount equal to the total amount of such Commitment Party’s Superpriority Commitment.

(f) The Consenting Parties reserve the right to employ the services of their Affiliates (including, without limitation, funds, vehicles, entities, accounts and clients managed or advised by or under common management with such Consenting Party, or whose investment manager shares a common investment team with the investment manager or investment advisor through secondment, outsourcing or other similar contractual arrangements with such Consenting Party) in providing or causing to be provided all or a portion of their Superpriority Commitment, including by way of transfer, assignment or reallocation of such Superpriority Commitment.

(g) Subject to the terms and conditions of this Agreement, as consideration for the agreements of the Structuring Parties to structure the Superpriority Facility and the Transactions, the Company shall pay a structuring premium (the “Structuring Premium”) to the Structuring Parties. The Structuring Premium shall be (i) payable in cash (or, if applicable, as provided in Section 7(g)(ii)) in an aggregate amount equal to $8,981,261.10 (the “Structuring Premium Amount”), (ii) fully earned on the Agreement Effective Date and due and payable by the Company to the Structuring Parties on the Closing Date (or, if applicable, as provided in Section 7(g)(ii)), and (iii) allocated to the Structuring Parties pro rata in accordance with their holdings of Specified Debt held by all Structuring Parties on the Agreement Effective Date (reflecting any Open Trade as of such time, but excluding any Exempt Notes), as set forth opposite such Structuring Party’s name on Exhibit C, as applicable hereto. The Structuring Parties shall use the proceeds from the Structuring Premium in full (except as otherwise and to the extent permitted under subclause (x) of the proviso to this Section 6(g) and provided that the Structuring Parties shall not be required to use any amounts in excess of the proceeds from the Structuring Premium, after accounting for the top-up amount described under subclause (y) of the proviso to this Section 6(g)) to purchase from the Company, and the Company shall use commercially reasonable efforts to issue, up to 4.00% in the aggregate of the shares of common stock of the Company pursuant to an equity purchase agreement entered into by such Structuring Parties and the Company on the Closing Date, which purchase of shares of common stock shall close no later than three (3) Business Days thereafter; provided that (x) if the Structuring Premium Amount exceeds 4.00% of the Company’s Market Capitalization, then the Structuring Parties shall not be required to purchase any shares of common stock of the Company in excess of 4.00% and shall be permitted to retain any excess Structuring Premium Amount, (y) if the Structuring Premium Amount is less than 4.00% of the Company’s Market Capitalization, then the Company shall pay to the Structuring Parties in cash an aggregate top-up amount that is the lesser of (1) the amount equal to 4.00% of the Company’s Market Capitalization minus the Structuring Premium Amount and (2) $3,018,738.90, and (z) to the extent that the Company is not able to issue shares of common stock up to 4.00% in the aggregate of the shares of common stock of the Company after the use of commercially reasonably efforts to do so, the Structuring Parties shall be permitted to retain any excess Structuring Premium Amount and any excess top-up amount described under subclause (y). The Structuring Parties shall be permitted to allocate all or a portion of the Structuring Premium Amount or the Structuring Premium to their Affiliates and to employ the services of their Affiliates in fulfilling their obligations under this paragraph to purchase shares of common stock from the Company. Notwithstanding anything herein to the contrary, solely to the extent that and so long as applicable fund policies of a Consenting Party prohibit such Consenting Party from accepting the Structuring Premium through the receipt or purchase of stock or equity interests, and such Consenting Parties provide notice of such prohibition within two (2) Business Days of the Agreement Effective Date, such Consenting Party shall receive payment of its pro rata share of the Structuring Premium in cash.

7. Termination.

(a) Termination by the Ad Hoc Group. This Agreement may be terminated by the Majority Ad Hoc Parties as to the Ad Hoc Group, in their sole and absolute discretion, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, an “Ad Hoc Group Termination Event”):

(i) a breach, in any material respect, by any Company Party of any of its material representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company of written notice of such breach; provided that nothing in this Section 7(a)(i) shall impair the Consenting Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 7(a); provided, further, that the notice and cure period contained in this Section 7(a)(i) shall run concurrently with the notice period contained in Section 7(a) hereof;

(ii) any Definitive Document does not comply with Section 2 of this Agreement;

(iii) any Company Party (x) (1) publicly announces its intention to pursue, (2) delivers a term sheet or proposal in respect of, or (3) consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction (other than a Strategic Transaction) or (y) publicly announces its intention to not pursue the Transactions;

(iv) any Company Party has breached, in any material respect, any of its obligations under the Existing Documents or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents; provided that such breach has not been waived or cured pursuant to the relevant documents;

(v) the occurrence of an event of default set forth in any of the Existing Documents; provided that such event of default has not been waived or cured pursuant to the relevant documents;

(vi) the failure of the Company Parties to pay the documented and invoiced fees, costs, and out-of-pocket expenses of the Ad Hoc Group Advisors in accordance with Section 4(j) of this Agreement; provided that there shall be no notice requirement or cure right to terminate this Agreement in the event of a failure to timely satisfy Section 4(j)(i);

(vii) there shall have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect as compared to the date hereof;

(viii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged after thirty (30) days; or

(ix) the termination of this Agreement in accordance with its terms by either the Term Loan Group or the Company.

(b) Termination by the Term Loan Group. This Agreement may be terminated by the Majority Term Loan Parties as to the Term Loan Group, in their sole and absolute discretion, upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Term Loan Group Termination Event”):

(i) a breach, in any material respect, by any Company Party of any of its material representations, warranties, covenants, or obligations set forth in this Agreement or any other agreement to be entered into in connection with the Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company of written notice of such breach; provided that nothing in this Section 7(b)(i) shall impair the Consenting Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 7(b); provided, further, that the notice and cure period contained in this Section 7(b)(i) shall run concurrently with the notice period contained in Section 7(b) hereof;

(ii) any Definitive Document does not comply with Section 2 of this Agreement;

(iii) any Company Party (x) (1) publicly announces its intention to pursue, (2) delivers a term sheet or proposal in respect of, or (3) consummates, or enters into a binding agreement to consummate, in each case, an Alternative Transaction (other than a Strategic Transaction) or (y) publicly announces its intention to not pursue the Transactions;

(iv) any Company Party has breached, in any material respect, any of its obligations under the Existing Documents or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents; provided that such breach has not been waived or cured pursuant to the relevant documents;

(v) the occurrence of an event of default set forth in any of the Existing Documents; provided that such event of default has not been waived or cured pursuant to the relevant documents;

(vi) the failure of the Company Parties to pay the documented and invoiced fees, costs, and out-of-pocket expenses of the Term Loan Advisors in accordance with Section 4(j) of this Agreement; provided that there shall be no notice requirement or cure right to terminate this Agreement in the event of a failure to timely satisfy Section 4(j)(i);

(vii) there shall have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect as compared to the date hereof;

(viii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged after thirty (30) days; or

(ix) the termination of this Agreement in accordance with its terms by either the Ad Hoc Group or the Company.

(c) Termination by the Company. The Company may terminate this Agreement, on behalf of itself and the Company Parties, as to all Parties upon three (3) days’ prior written notice thereof to all of the Parties, upon the occurrence of any of the following events (each, a “Company Termination Event”):

(i) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction of, or the initiation or threatened initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the Transactions, which legal action, threatened initiation of a legal action, ruling or order has not been withdrawn or discharged after thirty (30) days;

(ii) with respect to any particular Consenting Party (but not as to all of the other Parties) upon three (3) days’ prior written notice thereof upon the occurrence of a breach, in any material respect, by such Consenting Party of any of the representations, warranties, covenants or obligations with respect to such Consenting Party set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by all of the Consenting Parties of written notice of such breach (which notice periods shall run concurrently); provided that nothing in this Section 7(c)(ii) shall impair the Company’s ability to terminate this Agreement pursuant to the remaining provisions of this Section 7(c); provided, further, that the notice and cure period contained in this Section 7(c)(ii) shall run concurrently with the notice period contacted in Section 7(c) hereof; or

(iii) the termination of this Agreement in accordance with its terms by either the Ad Hoc Group or the Term Loan Group.

(d) Mutual Termination. This Agreement may be terminated as to all Parties at any time by mutual written consent of the Company Parties, the Majority Term Loan Parties, and the Majority Ad Hoc Parties (a “Mutual Termination Event”).

(e) Automatic Termination. This Agreement will automatically terminate as to all Parties upon (the occurrence of any such event, an “Automatic Termination Event”):

(i) 5:00 p.m., New York City time, on December 31, 2022 if the Closing Date has not occurred before such date, as such date may be extended by mutual written consent of the Company and the Majority Consenting Parties; provided that in the event of an extension beyond January 31, 2023, any Consenting Party that does not consent to such extension may terminate this Agreement solely with respect to itself upon notice to the Company and the other Consenting Parties;

(ii) any Company Party or any of its respective material subsidiaries commencing insolvency proceedings, including (A) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (B) consenting to the institution of, or failing to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (D) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for a Company Party for a substantial part of its assets or (E) making a general assignment or arrangement for the benefit of creditors; provided in each case that such insolvency proceeding is not dismissed, vacated or otherwise closed within five (5) Business Days following notice thereof to the Company Parties by an Advisor;

(iii) the entry of an order, judgment or decree adjudicating the Company Parties or any of their respective material subsidiaries bankrupt or insolvent, including the entry of any order for relief with respect to any of the Company Parties or any of their respective subsidiaries under the Bankruptcy Code; provided that such order, judgment or decree is not overturned or vacated within five (5) Business Days following notice thereof to the Company Parties by an Advisor;

(iv) the taking of any binding corporate action by any of the Company Parties or any of their respective material subsidiaries in furtherance of any action described in the foregoing clauses (ii)—(iii);

(v) the funding of the Superpriority Facility and Superpriority Loans in full and the consummation of the other Transactions on the Closing Date; or

(vi) the board of directors of the Company, after consultation with outside legal counsel and in the good faith exercise of its fiduciary duties, (A) determines that continued performance under this Agreement (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties or applicable law, or (B) enters into an Alternative Transaction (including for the avoidance of doubt any Strategic Transaction).

(f) Termination Date and Survival. The date on which this Agreement is terminated in accordance with this Section 7 with respect to a Party shall be referred to as the “Termination Date” with respect to such Party and the provisions of this Agreement shall terminate on the Termination Date; provided that Sections 1, 6(g), 7(f), 7(g), 10, 11, 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 hereof shall survive the Termination Date.

(g) Effect of Termination.

(i) Upon the Termination Date, this Agreement shall forthwith become null and void and have no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 7(f). For the avoidance of doubt, (a) if the Term Loan Group terminates this Agreement in accordance with Section 7(b) hereto, the Ad Hoc Group does not terminate this Agreement in accordance with Section 7(a) hereto and the Company Parties do not terminate this Agreement in accordance with Section 7(c) hereto, then (x) the Term Loan Group shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of the Term Loan Group and any Party hereto with respect to the Term Loan Group and (y) the Ad Hoc Group shall not be released from its commitments, undertakings and agreements under or related to this Agreement; and (b) if the Ad Hoc Group terminates this Agreement in accordance with Section 7(a) hereto, the Term Loan Group does not terminate this Agreement in accordance with Section 7(b) hereto and the Company Parties do not terminate this Agreement in accordance with Section 7(c) hereto, then (x) the Ad Hoc Group shall be released from its commitments, undertakings and agreements under or related to this Agreement and there shall be no liability or obligation hereunder on the part of the Ad Hoc Group and any Party hereto with respect to the Ad Hoc Group and (y) the Term Loan Group shall not be released from its commitments, undertakings and agreements under or related to this Agreement. Upon any Termination Event, unless the Closing Date has occurred, any and all consents, tenders, waivers, forbearances and votes delivered by a Consenting Party in connection with the Transactions automatically shall be deemed, for all purposes, to be null and void ab initio. Notwithstanding the foregoing or anything herein to the contrary, no Party may exercise any of its respective termination rights as set forth in clauses (a), (b) or (c) of this this Section 7 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

(ii) Notwithstanding anything in this Agreement to the contrary: (a) in the event of a termination of this Agreement under Section 7(e)(vi), 7(a)(iii) or 7(b)(iii), the applicable portion of the Structuring Premium shall become due and payable and be paid in full by the Company Parties to the applicable Structuring Parties within one (1) Business Day of the occurrence of such termination, provided that in such case the applicable portion of the Structuring Premium shall be paid as 4.00% in the aggregate of the shares of common stock of the Company, rather than in cash, and (b) in the event of a termination of this Agreement under Section 7(a)(i) or Section 7(b)(i), each of the applicable portion of (u) the Structuring Premium, (v) the Participation Premium (as defined in the Term Sheet), (w) the Term Loan Transaction Premium (as defined in the Term Sheet), (x) the 2025 Transaction Premium (as defined in the Term Sheet), (y) the 2024 Transaction Premium (as defined in the Term Sheet) and (z) the Ticking Fee (as defined in the Term Sheet) shall become due and payable and be paid in full by the Company Parties to the applicable Consenting Parties within one (1) Business Day of the expiration of the cure period set forth in Section 7(a)(i) or Section 7(b)(i), as applicable; provided that in the case of the Structuring Premium, such amount shall be paid as 4.00% in the aggregate of the shares of common stock of the Company, rather than in cash and in the case of the Term Loan Transaction Premium, the 2025 Transaction Premium and the 2024 Transaction Premium, such amounts shall be paid in cash, and not in the form of New Term Loans, 2025 Notes or New 2L Notes. The payment by the Company Parties of the premiums set out in this Section 7(g)(ii) shall be the sole and exclusive remedy of the Consenting Parties for any loss suffered by any Consenting Party as a result of the failure of the Transactions to be consummated, and upon such payment thereof in accordance with this Section 7(g)(ii), the Company Parties shall not have any further liability or obligation relating to or arising out of this Agreement. The Parties acknowledge that the agreements contained in this Section 7(g)(ii) are an integral part of the Transactions, and that without these agreements, the Parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 7(g)(ii) do not constitute a penalty.

8. Transfer of Claims and Interests.

(a) Subject to the terms and conditions of this Agreement, each Consenting Party agrees, solely with respect to itself, as expressly identified and limited on its signature page, and not in any other manner with respect to any Affiliates, not to (i) sell, transfer, assign, hypothecate, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest with respect to any of such Consenting Party’s Existing Debt, in whole or in part, or (ii) deposit any of such Consenting Party’s Existing Debt into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Existing Debt (any of the actions described in clauses (i) and (ii) of this Section 8(a) is referred to herein as a “Transfer”; “Transferred” shall have a meaning correlative thereto; and the Consenting Party making such Transfer is referred to herein as the “Transferor”), unless the Transfer is to another Consenting Party, an Affiliate of the Transferor, an Affiliate of another Consenting Party or any other entity; provided that, such entity, unless it is already a Consenting Party, shall first agree in writing to be bound by the terms of this Agreement by executing and delivering to Sullivan & Cromwell, Davis Polk and Gibson Dunn a joinder agreement in the form attached hereto as Exhibit E; provided, further, the Transferor shall provide prompt notice of any such Transfer to the Company, Sullivan & Cromwell, Davis Polk and Gibson Dunn, which such notice shall be no later than the date of such Transfer (any such transferee, a “Permitted Transferee”). Any Transfer in violation of this Section 8 shall be void ab initio. Notwithstanding anything to the contrary in this Section 8(a), the restrictions set forth on Transfers set forth in this Section 8(a) shall not apply to the grant of any liens or encumbrances on Existing Debt in favor of a bank or broker-dealer holding custody of such Existing Debt in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Existing Debt.

(b) Upon the consummation of a Transfer in accordance herewith, such Permitted Transferee shall be deemed to make all of the representations, warranties and covenants of a Consenting Party, as applicable, as set forth in this Agreement, and shall be deemed to be a Party and a Consenting Party for all purposes under this Agreement.

(c) A Consenting Party that Transfers Existing Debt to a Permitted Transferee in accordance with the terms of this Section 8 shall (i) be deemed to relinquish its rights and be released from its obligations under this Agreement solely to the extent of such Transferred Existing Debt, (ii) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement, provided that in no event shall any such Transfer relieve (x) a Consenting Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of such Transfer or (y) an Initial Eligible Consenting Party or an Other Eligible Consenting Party from its obligations pursuant to Sections 6(d) and 6(e), and (iii) within five (5) Business Days of the Transfer, deliver written notice of the Transfer to the Company, Sullivan & Cromwell, Davis Polk and Gibson Dunn, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was Transferred.

(d) This Agreement shall not limit, restrict, or otherwise affect in any way any right, authority, or power of any Consenting Party to acquire additional Existing Debt after the Agreement Effective Date. Any such acquired Existing Debt (including pursuant to an Open Trade) shall automatically and immediately upon acquisition by the Consenting Party be deemed to be subject to the terms of this Agreement. Within five (5) Business Days of any acquisition (calculated based on the settled trade debt) of Existing Debt by a Consenting Party from a person that, to the acquiring party’s actual knowledge, is not a Consenting Party, such Consenting Party shall deliver written notice of the acquisition to the Company, Sullivan & Cromwell, Davis Polk and Gibson Dunn, which notice may be provided through counsel and shall include the amount and type of Existing Debt that was acquired.

(e) Notwithstanding anything to the contrary herein, Existing Debt that is Transferred to or by a Consenting Party pursuant to an Open Trade shall not be subject to, or bound by, the terms and conditions of this Agreement (it being understood that such Existing Debt so Transferred to and held by a Consenting Party for its own account (i.e., not as part of a short transaction, or to be Transferred by the Consenting Party under an Open Trade or any other transaction entered into by such Consenting Party prior to, and pending as of the date of, such Consenting Party’s entry into this Agreement) shall be subject to the terms of this Agreement, as provided in Section 8(d)).

(f) The Parties understand that the Consenting Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Party expressly indicates on its respective signature page hereto that it is executing this Agreement solely on behalf of a specific trading desk(s) and/or business group(s) of the Consenting Party, the obligations set forth in this Agreement shall apply only to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk, business group or Affiliate of the Consenting Party unless they separately become a party hereto.

(g) Notwithstanding anything to the contrary herein, a (i) a Qualified Marketmaker4 that acquires any Existing Debt subject to this Agreement held by a Consenting Party with the purpose and intent of acting as a Qualified Marketmaker for such Existing Debt, shall not be required to become a party to this Agreement as a Consenting Party, if such Qualified Marketmaker transfers such Existing Debt (by purchase, sale, assignment, or other similar means) to a Permitted Transferee within the earlier of ten (10) Business Days after the Qualified Marketmaker acquires such Existing Debt and three (3) Business Days prior to the Closing Date; provided that a Qualified Marketmaker’s failure to comply with this Section 8(g) shall result in the Transfer of such Existing Debt to such Qualified Marketmaker being deemed void ab initio, and (ii) to the extent any person is acting solely in its capacity as a Qualified Marketmaker, it may transfer any ownership interests in the Existing Debt that it acquires from a holder of Existing Debt that is not a Consenting Party

[4]

“Qualified Marketmaker” means an entity that (a) holds itself out to the public, the syndicated loan market, or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company Parties (including Existing Debt), or enter with customers into long and short positions in claims against the Company Parties, in its capacity as a dealer or market maker in such claims and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including term, loans, or debt or equity securities).

to a transferee that is not a Consenting Party at the time of such transfer without the requirement that the transferee be a Permitted Transferee.

9. Representations and Warranties.

(a) Each Party (severally and not jointly), other than, with respect to Section 9(a)(i), Section 9(a)(ii), Section 9(a)(iii) and Section 9(b)(iv), any Party that is a managed account (or portion thereof), represents and warrants to each other Party that:

(i) such Party is duly organized, validly existing, and in good standing (where such concept is recognized) under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, limited liability company or other organizational power and authority to enter into this Agreement and to carry out the Transactions contemplated herein, and to perform its respective obligations under this Agreement and the Definitive Documents;

(ii) the execution, delivery, and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under its organizational documents or any material contractual obligations to which it or any of its subsidiaries is a party;

(iii) as of the Agreement Effective Date (or such later date that it delivers its signature page hereto to the other Parties), such Party has no actual knowledge of any event that, due to any fiduciary or similar duty to any other Person or entity, would prevent it from taking any action required of it under this Agreement; and

(iv) this Agreement is a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(b) Each Consenting Party (severally and not jointly) represents and warrants to the Company that, as of the Agreement Effective Date:

(i) it is not a “Defaulting Lender” (under and as defined in the Existing Credit Agreement);

(ii) it either (A) is the beneficial or record owner of the principal amount of the Existing Debt indicated on its respective signature page hereto (other than with respect to Existing Debt that is subject to an Open Trade) or (B) has sole investment or voting discretion with respect to the principal amount of the Existing Debt indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement (other than with respect to Existing Debt that is subject to an Open Trade);

(iii) other than pursuant to this Agreement, the Existing Debt held by it indicated on its respective signature page hereto is free and clear of any equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition of any kind that could reasonably be expected to adversely affect in any way such Consenting Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(iv) other than the Existing Debt indicated on its respective signature page hereto, such Consenting Party does not own any other Existing Debt as of the Agreement Effective Date (other than with respect to Existing Debt that is subject to an Open Trade); and

(c) Each Consenting Party represents to each other Party that it is (i) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act, (ii) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D under the Securities Act, or (iii) not a “U.S. person” as defined in Rule 902 under the Securities Act.

(d) Each Party that is a managed account (or portion thereof) (severally and not jointly) represents and warrants that the manager or investment adviser executing this Agreement on behalf of such Party has the authority to execute, on behalf of such Party, this Agreement and any transactions that this Agreement requires such Party to execute.

(e) The Company represents and warrants that, as of the Agreement Effective Date, neither the Superpriority Borrower, nor any of the German Guarantors is over-indebted (“überschuldet”) within the meaning of section 19 of the German Insolvency Code (“Insolvenzordnung”) (as applicable from time to time) or unable to pay its debts as they fall due (“zahlungsunfähig”) within the meaning of section 17 of the German Insolvency Code, or intend to suspend making payments on all or a material part of its debts or to announce an intention to do so.

10. Releases.

(a) Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Consenting Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company Parties (on behalf of themselves and each of their respective predecessors, successors, assigns, agents, subsidiaries, Affiliates, representatives and any other person or entity who has rights through them) hereby finally and forever release and discharge the Other Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the Closing Date arising from, relating to, or in connection with the Existing Debt, the Existing Documents, the Transactions, the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that the Company Parties and their respective subsidiaries or any holder of a claim against or interest in the Company Parties or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, subject to the occurrence of, and effective from and after, the Closing Date, the Company Parties (on behalf of themselves and each of their subsidiaries) hereby covenant and agree not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against an Other Released Party relating to or arising out of any Company Released Claim. The Company Parties (on behalf of themselves and each of their subsidiaries) further stipulate and agree with respect to all Claims, that, subject to the occurrence of, and effective from and after, the Closing Date, they hereby waive to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 10(a).

(b) Subject to the occurrence of, and effective from and after, the Closing Date, in exchange for the cooperation with, participation in, and entering into the Transactions by the Company Parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Parties hereby finally and forever release and discharge the Company Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, at equity, or otherwise, sounding in tort, contract, or based on any other legal or equitable principle, including, without limitation, violation of any securities law (federal, state or foreign), misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), or any domestic or foreign law similar to the foregoing, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstance existing immediately prior to the occurrence of or before the Closing Date arising from, relating to, or in connection with the Existing Debt, the Existing Documents, the Transactions, the negotiation, formulation, or preparation of this Agreement, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments, or other documents, including those that a Consenting Party or any holder of a claim against or interest in the Consenting Party or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Consenting Party Released Claims”). Further, subject to the occurrence of, and effective from and after, the Closing Date, each Consenting Party hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against any Company Released Party relating to or arising out of any Consenting Party Released Claim. Each Consenting Party further stipulates and agrees with respect to all Claims, that subject to the occurrence of, and effective from and after, the Closing Date, it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, any foreign law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 10(b).

(c) Each Consenting Party and each Company Party acknowledges that it is aware that it or its attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any party hereto, but hereto further acknowledges that it is the intention of the Company Parities and each Consenting Party to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.

(d) Notwithstanding the foregoing Sections 10(a), 10(b) and 10(c), nothing in this Agreement is intended to, and shall not, (i) release any Party’s rights and obligations under this Agreement or any of the Definitive Documents (including, but not limited to, the indemnification contained in Section 11), (ii) bar any Party from seeking to enforce or effectuate this Agreement or any of the Definitive Documents, (iii) release any obligation of any Company Party (or its subsidiaries) under the Existing Documents to the extent that any such obligation survives the closing of the Transactions or (iv) release any causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, or liabilities arising out of or resulting from any act or omission of a Party that constitutes fraud, willful misconduct or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction.

11. Indemnification.

(a) Without limiting any Company Party’s obligations under the Existing Documents, the Definitive Documents or any related guarantees, security documents, agreements, amendments, instruments or other relevant documents, each Company Party hereby agrees to indemnify, pay and hold harmless each Consenting Party and each of its Affiliates and all of their respective officers, directors, members, managers, partners, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “Indemnified Party”) from and against any and all losses, claims, damages, actions, obligations, penalties, judgments, suits, costs, expenses, disbursements and liabilities, joint or several, of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of counsel for any Indemnified Party, and including any out-of-pocket costs associated with any discovery or other information requests), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations) on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnified Party, in any manner relating to or arising out of, in connection with, or as a result of (i) this Agreement, the Transactions, the Definitive Documents or any related guarantees, security documents, agreements, instruments or other documents, (ii) the negotiation, formulation, preparation, execution, delivery or performance of the foregoing, or (iii) any actual claim, litigation, investigation or proceeding relating to the foregoing, regardless of whether any Indemnified Party is a party thereto and whether or not the transactions contemplated hereby are consummated (such foregoing amounts, “Losses” and such Company Party obligation, the “Indemnification Obligations”). The Company Parties shall reimburse each Indemnified Party reasonably promptly upon written demand therefor (together with reasonable backup documentation supporting such reimbursement request). No Indemnified Party shall be entitled to indemnity hereunder in respect of any Losses to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Losses arise from (i) the bad faith, gross negligence or willful misconduct by such Indemnified Party, (ii) the willful and material breach of this Agreement by such Indemnified Party or (iii) any disputes solely among Indemnified Parties and not arising out of or related to any act or omission of any of the Company Parties.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Indemnification Obligations set forth herein (i) shall survive the expiration or termination of this Agreement, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Consenting Parties or any other Indemnified Party and (iii) shall be binding on any successor or assign of the Company Parties and the successors or assigns to any substantial portion of its business and assets.

12. Entire Agreement; Prior Negotiations. This Agreement, including all of the exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written, oral, or implied, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement or non-disclosure agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

13. Reservation of Rights. If the Transactions contemplated herein are not consummated, or if this Agreement is terminated in accordance with its terms (except as a result of the occurrence of the Closing Date), nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies or defenses and the Parties expressly reserve any and all of their respective rights, remedies or defenses.

14. FRE 408. To the extent provided in Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

15. Counterparts; Execution. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute one and the same instrument, and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (PDF) or by DocuSign. This Agreement may be executed on behalf of one or more Consenting Parties by such Consenting Party’s investment manager or advisor, which is a signatory hereto solely in its capacity as the investment manager or advisor of such Consenting Party.

16. Amendments and Waivers.

(a) Except as otherwise provided herein, this Agreement may not be modified, amended, or supplemented, and no provision of this Agreement may be waived, without the prior written consent of the Company Parties and the Majority Consenting Parties; provided that any modification or amendment to the definition of “Majority Consenting Parties” shall require the consent of the Company Parties and each Structuring Party; provided, further that any modification or amendment to the Structuring Premium, including Section 6(g) and related definitions, and any modification or amendment to the definition of “Structuring Parties” or Exhibit C hereto shall require the consent of each Structuring Party; provided, further that any modification or amendment to the definition of “Majority Ad Hoc Parties,” “Ad Hoc Steering Committee” or Exhibit D hereto shall require the consent of each member of the Ad Hoc Steering Committee; provided, further that any modification or amendment to the definition of “Majority Term Loan Parties” shall require the consent of each member of the Term Loan Group; provided, further, that any modification or amendment to this Section 16(a) or Section 7(e)(i) shall require the consent of the Company Parties and all Consenting Parties; provided, further, that (i) to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect, taken as a whole, on the Consenting Parties who hold a tranche of Existing Debt (i.e., the Existing Revolver Exposure, the Existing Term Loans, the 2025 Notes or the 2024 Notes), in their capacity as holders of such tranche of Existing Debt, then the consent of Consenting Parties holding a majority of such tranche of Existing Debt held by all Consenting Parties shall also be required, (ii) to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect, taken as a whole, on the Consenting Parties that are not Structuring Parties, then the consent of Consenting Parties that are not Structuring Parties holding a majority of Existing Debt held by all Consenting Parties that are not Structuring Parties shall also be required and (iii) to the extent such modification, amendment or supplement has a material, disproportionate and adverse effect, taken as a whole, on the Consenting Parties that were not Consenting Parties as of the Execution Date, the consent of such Consenting Parties holding a majority of Existing Debt held by all such Consenting Parties shall also be required. For the avoidance of doubt, Exhibit B shall be updated, replaced, amended and restated in accordance with Section 6(c) hereof. Prior to any funding of the Superpriority Loans, (a) except as otherwise set forth in Section 6(c) hereto, any change, modification, or amendment to Exhibit B hereto that affects the Commitment Amount of any Commitment Party shall require the consent of such Commitment Party and (b) any change, modification, or amendment of the maturity, interest rate, call protection or fees set forth in the Term Sheet with respect to the Superpriority Facility shall require the consent of each Commitment Party and, if such consent is withheld, the commitment of any Commitment Party to provide its portion of the Superpriority Loans may be terminated by such Commitment Party; provided that to the extent such Commitment Party terminates its commitment to provide its portion of the Superpriority Loans, the Company shall be free to solicit commitments to provide such Superpriority Loans from any Person.

(b) No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not such provisions are similar, nor shall any waiver of a provision of this Agreement be deemed a continuing waiver of such provision.

17. Headings. The headings of the sections, paragraphs, and subsections of this Agreement are included for convenience only and shall not affect the interpretation of the provisions contained herein.

18. Acknowledgments; Obligations Several. Notwithstanding that this Agreement is being executed by multiple Consenting Parties, the obligations of the Consenting Parties under this Agreement are several and neither joint nor joint and several. No Consenting Party shall be responsible in any way for the performance of the obligations or any breach of any other Consenting Party under this Agreement, and nothing contained herein, and no action taken by any Consenting Party pursuant hereto shall be deemed to constitute the Consenting Party as a partnership, an association or joint venture of any kind, or create a presumption that the Consenting Parties are in any way acting other than in their individual capacities. None of the Consenting Parties shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Consenting Party acknowledges that no other Consenting Party will be acting as agent of such Consenting Party in connection with monitoring such Consenting Party’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Consenting Party acknowledges, and acknowledges its Affiliates’ understanding, to each other Consenting Party, that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company and the Company’s Affiliates and each Consenting Party, (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby, and (d) the Consenting Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from the other Consenting Parties, the Company’s and those of the Company’s Affiliates or the Affiliates of other Consenting Parties, and the Consenting Parties have no obligation to disclose any of such interests to any other Consenting Party, the Company, the Company’s Affiliates of the Affiliates of other Consenting Parties. Each Consenting Party acknowledges that it has, independently and without reliance upon any other Consenting Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Consenting Party. No securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company. The Consenting Parties are not intended to be, and shall not be deemed to be, a “Group” for purposes of Section 13(d) of the Exchange Act.

19. Consenting Party Enforcement. A Consenting Party may only enforce this Agreement against the Company Parties and not against another Consenting Party.

20. Specific Performance; Damages. It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, including, without limitation, a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations in this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party or their representatives be liable to any other Party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any action, suit, or proceeding against it with respect to any matter arising under or out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding may be brought in either a state or federal court of competent jurisdiction in the State and County of New York, Borough of Manhattan. By the execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably accepts and submits itself to the exclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit, or proceeding. By executing and delivering this Agreement, each of the Parties hereto irrevocably and unconditionally submits to the personal jurisdiction of each such court described in this Section 21, solely for purposes of any action, suit, or proceeding arising out of or relating to this Agreement or for the recognition or enforcement of any judgment rendered or order entered in any such action, suit, or proceeding. EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING REFERRED TO ABOVE. Each Party (a) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

22. Notices. All notices (including, without limitation, any notice of termination as provided for herein) and other communications from any Party given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the earliest of the following: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail if sent during the normal business hours of the recipient, and if not so confirmed, on the next Business Day; (c) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; and (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery (with an email upon sending to the Party to be notified), with written verification of receipt. All communications shall be sent:

(a)	If to the Company:

Diebold Nixdorf, Incorporated

5995 Mayfair Road

North Canton, Ohio 44720

Attn: Jonathan Leiken

Email: jonathan.leiken@dieboldnixdorf.com

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10006

Attn: Ari Blaut

Email: blauta@sullcrom.com

and

Evercore Group LLC

55 East 52nd Street

New York, NY 10055

Attn: Gregory Berube

Email: gregory.berube@Evercore.com

(b)	If to the Ad Hoc Group:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn:    Damian S. Schaible

Adam L. Shpeen

Dylan Consla

Email:  damian.schaible@davispolk.com

adam.shpeen@davispolk.com

dylan.consla@davispolk.com

(c)	If to the Term Loan Group:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attn:    Scott J. Greenberg

Steven Domanowski

Email: sgreenberg@gibsondunn.com

sdomanowski@gibsondunn.com

JPMorgan Chase Bank (N.A.), as administrative agent under the Existing Credit Agreement, shall receive copies of all notices given or made pursuant to this Agreement. Such copies shall be sent to:

JPMorgan Chase Bank (N.A.)

383 Madison Avenue

New York, New York 10179

Attn:    Spencer Liu

Charles Dieckhaus

Email: spencer.liu@jpmorgan.com

charles.p.dieckhaus@jpmorgan.com

With copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:    Patrick Ryan

Art Robinson

Daniel Kay

David Azarkh

Stephanie Rotter

Patrick Baron

Email:  pryan@stblaw.com

arobinson@stblaw.com

dkay@stblaw.com

dazarkh@stblaw.com

srotter@stblaw.com

pbaron@stblaw.com

23. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other Person shall be a third-party beneficiary hereof; provided that it is acknowledged and agreed that (a) each Other Released Party is a third party beneficiary with respect to Section 10(a) hereof and shall be permitted to enforce such provision in accordance with its terms and (b) each Company Released Party is a third-party beneficiary with respect to Section 10(b) hereof and shall be permitted to enforce such provision in accordance with its terms.

24. Publicity; Non-Disclosure.

(a) The Company will disclose this Agreement on the Agreement Effective Date at 5:00 p.m. (EST) or promptly thereafter (but, in any event, no later than 11:59 p.m. (EST) on the Agreement Effective Date) by publicly filing a Form 8-K or any periodic report required or permitted to be filed by the Company under the Exchange Act with the SEC or, if the SEC’s EDGAR filing system is not available, on a press release that results in prompt public dissemination of such information (the “Public Disclosure”). The Company will deliver drafts to the Advisors of such Public Disclosure at least one (1) Business Day before making any such disclosure. Any Public Disclosure shall be reasonably acceptable to the Company Parties and reasonably acceptable to the Majority Consenting Parties. For the avoidance of doubt, the Company Parties shall be permitted to make any Public Disclosure upon the failure of the Majority Consenting Parties (including by or through the Advisors) to respond within one (1) Business Day of receipt of such consent request. Under no circumstances may any Party make any Public Disclosure of any kind that would disclose either: (a) the holdings of any Consenting Party (including on the signature pages of the Consenting Parties, which shall not be publicly disclosed or filed) of any Existing Debt, or of any other debt obligations of the Company, whether prior to or after the consummation of the Transactions or (b) the identity of any Consenting Party, in each case without the prior written consent of such Consenting Party or an order of a court with competent jurisdiction; provided, however, that, notwithstanding the foregoing, the Company Parties shall not be required to keep confidential the aggregate holdings of all Consenting Parties, and each Consenting Party hereby consents to the disclosure of the execution of this Agreement by the Company Parties, and the terms and contents hereof, to the administrative agents, collateral agents, or trustees under the Existing Documents, and in any filings required by applicable law or regulation or the rules of any applicable stock exchange or regulatory body.

(b) Other than as may be required by applicable law and regulation or by any governmental or regulatory authority as determined by a Party based on reasonable advice of counsel, no Party shall issue any press release, make any filing with the SEC or make any other public announcement with respect to this Agreement or the Transactions without the consent of the Company Parties and the Majority Consenting Parties, which consent shall not be unreasonably delayed, conditioned, or withheld. The Company Parties shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Majority Consenting Parties (including by or through the Advisors) to respond within one (1) Business Day of receipt of such consent request. Each Supporting Party shall be permitted to make any filing or publish, issue or file any public announcement or communication upon the failure of the Company Parties to respond within one (1) Business Day of receipt of such consent request by the Company Parties. For the avoidance of doubt, each Party shall have the right, without any obligation to any other Party, to decline to comment to the press with respect to this Agreement.

25. Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators, and representatives, provided that this Section 25 shall not be deemed to permit Transfers other than in accordance with the express terms of this Agreement. The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction; provided that, after excluding the provision that is declared to be invalid or unenforceable, the remaining terms provide for the consummation of the Transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date hereof and the date this Agreement was last amended.

26. Error; Ambiguity. Notwithstanding anything to the contrary herein, to the extent counsel to the Company Parties or the Advisors identify, within four (4) Business Days following the Agreement Effective Date, any clear errors, material ambiguities or internally inconsistent provisions within or among this Agreement, each Party hereto covenants and agrees that it will endeavor in good faith to enter into reasonable and mutually satisfactory modifications to this Agreement to remedy such errors, ambiguities, or inconsistent provisions.

27. Joinder. Additional holders of Existing Debt and/or investment advisors, sub-advisors, or managers of discretionary accounts (together with their respective successors and permitted assigns) that hold Existing Debt and that have authority to bind the beneficial owners of such Existing Debt to the terms of this Agreement, as applicable, may become party to this Agreement from time to time (i) in accordance with Section 8 or (ii) on or before the Record Date (or thereafter solely with the consent of the Majority Consenting Parties) by agreeing in writing to be bound by the terms of this Agreement (any such person, an “Additional Consenting Party”) by executing and delivering to the Company, Sullivan & Cromwell, Davis Polk and Gibson Dunn a joinder agreement in the form attached hereto as Exhibit F. Upon the execution and delivery of such joinder agreement, such Additional Consenting Party shall be deemed to make all of the representations, warranties, and covenants of a Consenting Party, as applicable, as set forth in this

Agreement, and shall be deemed to be a Party and a Consenting Party for all purposes under this Agreement as if they were originally party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers, all as of the day and year first written above.

DIEBOLD NIXDORF, INCORPORATED

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

DIEBOLD GLOBAL FINANCE CORPORATION

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

DIEBOLD HOLDING COMPANY, LLC

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

DIEBOLD SST HOLDING COMPANY, LLC

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

GRIFFIN TECHNOLOGY INCORPORATED

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

DIEBOLD SELF-SERVICE SYSTEMS

By	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: EVP, Chief Legal Officer and Secretary

[Signature Page to Transaction Support Agreement]

DIEBOLD NIXDORF DUTCH HOLDING B.V.

By	/s/ Elizabeth Christine Radigan
Name: Elizabeth Christine Radigan
Title: Director A

By	/s/ Hendrik Roelof Schouten
Name: Hendrik Roelef Schouten
Title: Director B

[Signature Page to Transaction Support Agreement]

[Consenting Parties’ signature pages on file with the Company.]

[Signature Page to Transaction Support Agreement]

Exhibit A

Term Sheet

Diebold Nixdorf, Incorporated

Summary of Terms and Conditions for

Potential Financing Transaction

Terms used but not defined herein shall have the meanings ascribed to them in the Transaction Support Agreement to which this term sheet is attached.

Reference is made to (i) that certain Credit Agreement, dated as of November 23, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement,” and the revolving loans and revolving commitments issued thereunder the “Existing Revolver Exposure” and the term loans issued thereunder the “Existing Term Loans”), by and among Diebold Nixdorf, Incorporated (the “Company”), JPMorgan Chase Bank (N.A.), as the administrative agent, the Company’s subsidiary borrowers party thereto, the guarantors party thereto from time to time and the lenders party thereto, (ii) that certain Senior Notes Indenture, dated as of April 19, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Existing 2024 Indenture,” and the notes issued thereunder, the “2024 Notes”), by and among the Company, U.S. Bank National Association, as the trustee, and the Company’s subsidiary guarantors party thereto, (iii) that certain Senior Secured Notes Indenture, dated as of July 20, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from prior to the Closing Date, the “Existing U.S. 2025 Indenture”), by and among the Company, U.S. Bank National Association, as the trustee, and the Company’s subsidiary guarantors party thereto and (iv) that certain Senior Secured Notes Indenture, dated as of July 20, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Euro 2025 Indenture,” together with the Existing U.S. 2025 Indenture, the “Existing 2025 Indentures,” and the notes issued under the Existing 2025 Indentures, the “2025 Notes”), by and among Diebold Nixdorf Dutch Holding B.V., the Company, U.S. Bank National Association, as the trustee, and the Company’s subsidiary guarantors party thereto.

Superpriority Facility

Facility Amount & Type

A new money senior secured superpriority term loan facility in an aggregate principal amount of $400 million (the “Superpriority Facility,” and the loans thereunder, the “Superpriority Loans”). Once repaid, the Superpriority Loans may not be reborrowed.

All of the Superpriority Loans shall be provided by a financial institution acting as a fronting lender that is mutually and reasonably acceptable to the Company and the Majority Consenting Parties and subsequently assigned as a loan to the applicable Consenting Party. The Company will pay all reasonable documented fees, charges and disbursements of the fronting lender and outside counsel to the fronting lender.

Borrower	Diebold Nixdorf Holding Germany GmbH (the “Superpriority Borrower”)

Guarantors

(i) The borrower and all guarantors under the Existing Credit Agreement and Existing 2025 Indentures (the “Existing Guarantors”) and (ii) subject to the Guaranty and Security Principles (as defined below), the subsidiaries of the Superpriority Borrower (other than Excluded Subsidiaries) that are domiciled in Germany and the other subsidiaries of the Company (other than Excluded Subsidiaries) that are domiciled in the other Specified Jurisdictions (in each case, other than Existing Guarantors) (the “Foreign Guarantors” and, together with the Superpriority Borrower, the “Foreign Obligors”).

The provision of guarantees and the granting of collateral by subsidiaries of the Company domiciled outside the United States will be effectuated to the maximum extent permitted by, but subject in all respects to applicable law (including capital maintenance, financial assistance, director and officer fiduciary and other similar legal duties) and will be subject in all respects to customary enforcement limitation language, and materiality considerations, reasonably acceptable to the Company and the Majority Consenting Parties (the “Guaranty and Security Principles”).[1]

[1]

Providing liens in favor of the New Term Loans, the 2025 Notes and the New 2L Notes will be subject to considerations under German insolvency law. Liens provided by German Guarantors other than pledges (“Pfandrechte”) or land charges (“Grundschulden”) (e.g. security on trade receivables or movable assets) will be subject to the consent of the Majority Consenting Parties in consultation with the Company.

The provision of such guarantees and the granting of such collateral will be structured to the greatest extent reasonably practicable to minimize the risk of potential challenge in a manner reasonably acceptable to the Company and the Majority Consenting Parties, which may include (i) the provision of separate guarantees and, to the extent possible, separate security interests and liens in collateral of different or equal rank for each facility, (ii) the provision of value by trustees, agents or other entities acting on behalf of holders of New Term Loans, 2025 Notes and/or New 2L Notes in exchange for granting of guarantees and collateral for the benefit thereof by Foreign Obligors, which may include Diebold Nixdorf, Incorporated assigning to such entities a portion of intercompany claims owed to Diebold Nixdorf, Incorporated by Diebold Nixdorf Holding Germany GmbH in an appropriate amount and, following such assignment, such entities forgiving such claims in exchange for the granting of guarantees and liens in favor of the New Term Loans, 2025 Notes and New 2L Notes.

Except as set forth above with respect to guarantees provided by certain foreign subsidiaries, “Excluded Subsidiaries” under the loan documents for the Superpriority Facility (the “Superpriority Loan Documents”) shall be defined in a manner consistent with the Existing Credit Agreement, as modified on Annex A hereto.[2]

“Specified Jurisdictions” means Germany, Canada, Belgium, France, the UK, Sweden, Spain, Poland, Italy and the Netherlands.

Lenders

The Initial Eligible Consenting Parties and Other Eligible Consenting Parties who properly elect to fund Superpriority Loans pursuant to the Transaction Support Agreement (collectively, the “Superpriority Lenders”).

The Superpriority Lenders shall be paid a participation premium (the “Participation Premium”) on the Closing Date in cash in an amount equal to 3% of the principal amount of the Superpriority Facility, which shall be allocated to the Superpriority Lenders pro rata based on the amount of Superpriority Loans funded.

Structuring Premium	The Structuring Parties shall be paid, on the Closing Date, a structuring premium (the “Structuring Premium”) in cash equal to $8,981,261.10. The Structuring Premium will be used by the Structuring Parties to purchase common stock from the Company as described in, and subject to the terms and conditions specified in, the Transaction Support Agreement. The Company shall use commercially reasonable efforts to issue such stock and to ensure such stock is issued in a registered transaction. The Structuring Premium is subject to adjustment as described in the Transaction Support Agreement; provided that in no event shall the Structuring Premium exceed $12 million in the aggregate. To the extent that the Company is not able to issue shares of common stock up to 4.00% in the aggregate of the shares of common stock of the Company after the use of commercially reasonably efforts to do so, the Structuring

[2]

For the avoidance of doubt, the existing pledges of less than 100% of the equity interest of an applicable subsidiary shall be increased to 100% of such equity interests to the greatest extent practicable, subject to the Guaranty and Security Principles.

Parties shall be permitted to retain any excess Structuring Premium received. Notwithstanding anything herein to the contrary, solely to the extent that and so long as applicable fund policies of a Consenting Party prohibit such Consenting Party from accepting the Structuring Premium through the receipt or purchase of stock or equity interests, and such Consenting Parties provide notice of such prohibition within two (2) Business Days of the Agreement Effective Date, such Consenting Party shall receive payment of its pro rata share of the Structuring Premium in cash.

Ticking Fee	To the extent the Closing Date has not occurred prior to the 61st day following the Execution Date, each Superpriority Lender shall be paid, on and subject to the occurrence of the Closing Date, a ticking fee (the “Ticking Fee”) in an amount equal to the Applicable Ticking Fee Rate (as defined below) on such Superpriority Lender’s allocated commitments in respect of the Superpriority Facility. “Applicable Ticking Fee Rate” means, with respect to each period set forth below:

	Period	Ticking Fee

	Days 1-60	0.00% per annum;

	Days 61 and Thereafter	A rate per annum equal to 100% of the interest rate margin applicable to SOFR loans (as determined according to such Superpriority Lender’s commitment) under the Superpriority Facility.

The Ticking Fee shall be paid in the form of additional Superpriority Loans.

Administrative and Collateral Agents	A financial institution reasonably acceptable to the Majority Consenting Holders and the Company.

Interest Rate	SOFR (with 10bps credit spread adjustment) + 640bps SOFR provisions to be based on LSTA precedent with such changes to be mutually agreed; provided that there will be a 4.0% floor.

Default Rate	2.0% plus the then-applicable rate in the case of overdue principal; 2.0% plus the rate then-applicable to ABR loans in the case of all other overdue amounts.

Original Issue Discount	2.0%

Amortization	None.

Maturity Date	July 15, 2025

Call Protection	Any payment of the Superpriority Loans prior to the maturity date (including any voluntary prepayment and payment as a result of or following the acceleration of the Superpriority Loans or otherwise, but excluding certain mandatory prepayments as described below) will be accompanied by the following prepayment premium (the “Superpriority Prepayment Premium”) as set forth below opposite the relevant period from the Closing Date as indicated below:

	Period	Superpriority Prepayment Premium

	Months 1 – 24	Make-Whole Amount (to be defined in a manner acceptable to the Company and the Majority Consenting Parties with customary T+50bps present value discounting)

	Thereafter	5% of principal amount being repaid;

provided that (i) the Superpriority Prepayment Premium shall be 1% of the principal amount being repaid for prepayments made as a result of asset sales (other than a transformative disposition or other transaction involving all or substantially all of the assets of the Company) and (ii) the Superpriority Prepayment Premium shall be 5% of the principal amount being repaid, including during months 1 – 24, for mandatory prepayments made as a result of any change of control, transformative acquisition or disposition or similar transaction, in each case, involving all or substantially all of the assets of the Company.

In addition, for the avoidance of doubt, the Superpriority Prepayment Premium will be payable in the event of a bankruptcy filing or other insolvency event by the Company or any of the Guarantors, any foreclosure, exercise of remedies and/or sale of Collateral (as defined below) following an event of default, the sale of Collateral in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the Superpriority Facility, or the termination of the Superpriority Loan documentation as a result of such events.

Collateral

Foreign Collateral:

With respect to the Foreign Collateral (defined below), the ranking of the liens securing the Superpriority Facility, the ABL Facility, the New Term Loans, the 2025 Notes and the New 2L Notes shall be as follows:

Subject to the Guaranty and Security Principles, the ABL Facility (as defined below) shall have a first priority perfected security interest in and lien on certain current assets, including cash (other than cash constituting proceeds of Non-ABL Priority Collateral), inventory and receivables (the “ABL Priority Collateral”) of the Foreign Obligors, and the Superpriority Facility shall have a first priority perfected security interest in and lien on substantially all other assets (subject to exclusions for “Excluded Property” as defined consistent with the Existing Credit Agreement, as modified on Annex A hereto) other than the ABL Priority Collateral (the “Non-ABL Priority Collateral”) of the Foreign Obligors (the “Foreign Collateral”).[3] The ABL Facility shall have a fourth priority perfected security interest in and lien on the Non-ABL Priority Collateral of the Foreign Obligors, and the Superpriority Facility shall have a second priority perfected security interest in and lien on the ABL Priority Collateral of the Foreign Obligors.

Subject to the Guaranty and Security Principles, the New Term Loans and the 2025 Notes shall have a third priority perfected security interest in and lien on the ABL Priority Collateral of the Foreign Obligors and a second priority perfected security interest in and lien on the Non-ABL Priority Collateral of the Foreign Obligors.

Subject to the Guaranty and Security Principles, the New 2L Notes shall have a fourth priority perfected security interest in and lien on the ABL Priority Collateral of the Foreign Obligors and a third priority perfected security interest in and lien on the Non-ABL Priority Collateral of the Foreign Obligors.

To the extent that applicable law does not provide that collateral can be secured by both first priority and junior priority perfected security interests, the priorities set forth in this section entitled Collateral shall be established through contractual arrangements reasonably acceptable to the Majority Consenting Parties and the Company.[4]

[3]

Solely for purposes of the intercreditor relationship between the Superpriority Facility, the New Term Loans, the 2025 Notes and the New 2L Notes, all property and assets of Foreign Obligors and proceeds thereof will be deemed to constitute Foreign Collateral, regardless of whether a perfected security interest in and lien on such property or proceeds has been created.

[4]	For the avoidance of doubt, such collateral shall fall within the scope of footnote 4 above.

Domestic Collateral:

With respect to the Domestic Collateral (defined below), the ranking of the liens securing the Superpriority Facility, the ABL Facility, the New Term Loans, the 2025 Notes, the New 2L Notes, and the Existing Term Loans shall be as follows; provided that, from and after the date on which the Existing Term Loans are no longer outstanding, the ranking of the liens with respect to the Domestic Collateral that is Non-ABL Priority Collateral shall be changed to be the same as the ranking of the liens with respect to the Foreign Collateral that is Non-ABL Priority Collateral:

The Superpriority Facility shall have a first priority perfected security interest in and lien on substantially all assets of the Company and each Existing Guarantor (subject to exclusions for “Excluded Property as defined consistent with the Existing Credit Agreement, as modified by Annex A hereto), including on certain assets (other than assets constituting the Foreign Collateral) currently not encumbered by the liens securing the Existing Term Loans and the 2025 Notes to be agreed by the Company and the Majority Consenting Parties (the “Domestic Collateral,” and together with the Foreign Collateral, the “Collateral”); provided, that the ABL Facility shall have a first priority security interest in and lien on Domestic Collateral constituting ABL Priority Collateral and the Superpriority Facility will have a second priority perfected security interest in and lien on the Domestic Collateral constituting ABL Priority Collateral.

The New Term Loans and the 2025 Notes will have a pari passu first priority perfected security interest in and lien on Domestic Collateral that is Non-ABL Priority Collateral and a third priority perfected security interest in and lien on Domestic Collateral that is ABL Priority Collateral.

The Existing Term Loans will have a pari passu first priority perfected security interest in and lien on Domestic Collateral that is Non-ABL Priority Collateral.[5] The liens of the Existing Term Loans on the ABL Priority Collateral and on Foreign Collateral shall be released pursuant to the Amended Existing Credit Agreement.

The New 2L Notes will have a second priority perfected security interest in and lien on Domestic Collateral that is Non-ABL Priority Collateral and a fourth priority perfected security interest in and lien on Domestic Collateral that is ABL Priority Collateral.

The ABL Facility will have a third priority perfected security interest in and lien on Domestic Collateral that is Non-ABL Priority Collateral.

“Excluded Property” shall be defined in a manner consistent with the Existing Credit Agreement, as modified on Annex A hereto.

The Loan Parties will be required to, within 90 days of the Closing Date (which may be extended by the administrative agent for the Superpriority Facility acting at the direction of the Required Superpriority Lenders (as defined below)), (i) deliver control agreements with respect to each of their U.S. deposit accounts and securities accounts and (ii) in the case of non-U.S. Guarantors, subject to the Guaranty and

[5]

Liens of the Existing Term Loans shall be released on certain Non-ABL Priority Collateral mutually acceptable to the Company and the Majority Consenting Parties, and the lien priorities on such Non-ABL Priority Collateral shall be the same as the priorities on the Foreign Collateral that is Non-ABL Priority Collateral.

Security Principles, enter into customary foreign law governed security documentation under the law of the jurisdictions of such non-U.S. Guarantors (in each case under clauses (i) and (ii), subject to additional exclusions to be agreed). In no event shall foreign law security documentation be required in jurisdictions other than the Specified Jurisdictions.

Mandatory Prepayments

Consistent with the Existing Credit Agreement, with appropriate modifications to reflect the terms of this term sheet (including all annexes hereto) and the priority status of the Superpriority Facility. For the avoidance of doubt, there shall be no excess cash flow mandatory prepayments.

Any Superpriority Lender may elect not to accept any mandatory prepayment (other than in connection with a refinancing event in respect of the Superpriority Loans). Any such rejected amount shall be re-offered to non-declining Superpriority Lenders and, if any amount is rejected after such re-offering (any such amount, the “Declined Proceeds”), may be retained by the Company and used in a manner not otherwise prohibited.

Voluntary Prepayments	The Company will be permitted to prepay the Superpriority Loans at any time, in minimum principal amounts to be agreed upon, without premium or penalty other than payment of the Superpriority Prepayment Premium as described herein and subject to reimbursement of the Superpriority Lenders’ redeployment costs in the case of SOFR Loans (other than on the last date of the relevant interest period).

Documentation Principles	Definitive documentation will be in form and substance satisfactory to the Company and the Majority Consenting Parties giving due regard to the Existing Credit Agreement and the security and other ancillary documents entered in connection with the Existing Credit Agreement, with revisions to reflect the terms of this term sheet (including Annex A and all other annexes hereto) and additional revisions to reflect the priority status of the Superpriority Facility and materiality thresholds, exceptions, grace periods and other revisions reasonably acceptable to the Company and the Majority Consenting Parties (collectively, the “Documentation Principles”).

Representations and Warranties	To give due regard to the representations and warranties set forth in the Existing Credit Agreement in a manner consistent with the Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Affirmative Covenants	To give due regard to the affirmative covenants set forth in the Existing Credit Agreement in a manner consistent with the Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto. Notwithstanding the foregoing, the affirmative covenants will include a requirement to use commercially reasonable efforts to (a) obtain a facility rating from both S&P and Moody’s within 45 days of the Closing Date and (b) maintain a corporate rating from both S&P and Moody’s (but will not include a requirement to maintain any specific rating).

Negative Covenants

To give due regard to the negative covenants set forth in the Existing Credit Agreement in a manner consistent with the Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto; provided that:

•  revisions shall reflect the corresponding provisions set forth in Annex A;

•  the Company will not, nor will it permit any Subsidiary to, (other than at maturity and other than with respect to regular debt service) make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of any 2024 Notes, the New 2L Notes, or loans outstanding after the Closing Date under the Amended

Existing Credit Agreement (as defined below), including any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the prepayment (whether optional or mandatory), satisfaction, purchase, exchange, redemption, retirement, acquisition, defeasance, cancellation or termination of any such 2024 Notes, the New 2L Notes, or loans outstanding after the Closing Date under the Amended Existing Credit Agreement; provided, that:

•  the Company may (i) use up to $100 million of proceeds from new equity issuances consummated on or after the Closing Date to repay, repurchase or redeem the New 2L Notes, and (ii) redeem or refinance the New 2L Notes in connection with any change of control or sale of all or substantially all of the Company’s assets solely to the extent the Superpriority Facility, the New Term Loans and the 2025 Notes have been paid in full in cash; and

•  the Company may make prepayments or repayments of the loans outstanding after the Closing Date under the Amended Existing Credit Agreement or the 2024 Notes outstanding after the Closing Date, with the proceeds of (A) junior financing, that (x) is junior in security and priority to each of the Superpriority Facility, the ABL Facility, the New Term Loans, the 2025 Notes and the New 2L Notes and (y) limits payment of interest on such financing to PIK interest or (B) newly issued equity of or capital contributions in the Company;

•  except as otherwise detailed on Annex A, the definitive documentation shall not allow for any non-ordinary course capacity with respect to negative covenants, including, without limitation, permitted indebtedness, permitted liens, permitted investments, restricted payments, sale-leaseback transactions, asset sales and affiliate transactions; and

•  except as otherwise detailed on Annex A, the definitive documentation shall include, without limitation, (i) waterfall protection, pro rata protection, and “Serta”, “J.Crew”, “Chewy” and “Incora” protection, in each case acceptable to the Majority Consenting Parties and the Company; (ii) no day-one unrestricted subsidiaries and no ability to transfer assets to unrestricted subsidiaries, designate any new unrestricted subsidiaries, or hold assets at any unrestricted subsidiaries; and (iii) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)).

Use of Proceeds	Proceeds from the Superpriority Facility shall only be used by the Borrower for general corporate purposes and to make the New Term Loan Paydown, in each case pursuant to the terms hereof (and, for the avoidance of doubt, shall not be used to make payments on any other funded indebtedness).

Events of Default	To give due regard to the events of default in the Existing Credit Agreement in a manner consistent with the Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Conditions Precedent to Closing

The closing of the Superpriority Facility will be subject to satisfaction or waiver by the Majority Consenting Parties of the following conditions precedent:

(a)   execution of the Superpriority Facility and related loan documents; provided that if any required collateral and guarantee items other than the filing of UCC financing statements and IP security agreements with the USPTO and USCO and the delivery of possessory collateral cannot be satisfied at closing, the Company and the Majority Consenting Parties shall agree to reasonable extensions of time for such items to be completed on a post-closing basis;

(b)   delivery of the Intercreditor Agreements (as defined below);

(c)   all of the representations and warranties in the Superpriority Loan Documents shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the Closing Date, or if such representation speaks as of an earlier date, as of such earlier date;

(d)   no default or event of default under the Superpriority Facility shall have occurred or be continuing;

(e)   no default or event of default under the Transaction Support Agreement shall have occurred or be continuing;

(f)   no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect, shall have occurred from the signing of the Transaction Support Agreement;

(g)   delivery of a customary borrowing notice and solvency certificate;

(h)   delivery of a customary expert opinion (“Sanierungsgutachten”) confirming that a sustainable restructuring of the German obligors is more likely than not;

(i) delivery of legal opinions (other than with respect to no conflicts) reasonably acceptable to the Majority Consenting Parties, including from any local counsel to the loan parties;

(j) (1) receipt of executed copies of the Existing Credit Agreement Amendment, the 2025 Supplemental Indentures and the 2024 Supplemental Indenture (collectively, the “Amendments”) and the substantially concurrent occurrence of the effective date of such Amendments, (2) receipt of an executed copy of the New 2L Indenture and (3) receipt of an executed copy of the credit agreement for the ABL Facility (and, in the case of (2) and (3), customary evidence of the effectiveness of such agreements);

(k)   the substantially concurrent consummation of the Revolver Exchange, the Term Loan Exchange, the 2025 Consent Solicitation and the 2024 Consent Solicitation and Exchange Offer; provided that (x) in the case of the Term Loan Exchange, the aggregate principal amount of Existing Term Loans exchanged pursuant to the Term Loan Exchange shall not be lower than 95% (or a different amount mutually agreed by the Company and the Majority Consenting Parties) of the aggregate principal amount of outstanding Existing Term Loans and (y) in the case of the 2024 Consent Solicitation and Exchange Offer, the aggregate principal amount of 2024 Notes that provide consents and exchange pursuant to the 2024 Consent Solicitation and Exchange Offer shall not be lower than 95% (or a different amount mutually agreed by the Company and the Majority Consenting Parties);

(l) delivery of a certificate by an officer or director of each loan party (i) attaching copies of all constituent and governing documents of the loan party as in effect as of the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (ii), (ii) attaching resolutions adopted by the applicable board of directors or equivalent governing body of the loan party authorizing the execution, delivery and performance of the Superpriority Loan Documents and (iii) certifying as to the good standing (to the extent such concept or a similar concept exists under the laws of the applicable jurisdiction) of the loan party;

(m) delivery of (i) a perfection certificate and the results of a search of the UCC or PPSA (or equivalent), tax and judgment, USPTO, USCO and CIPO filings made with respect to the loan parties and (ii) copies of the financing statements (or other documents) disclosed by the lien search and evidence reasonably satisfactory to the Majority Consenting Parties that the liens indicated by such financing statements (or other documents) are permitted by the Superpriority Loan Documents or will be released in connection with closing;

(n)   receipt of any applicable KYC information requested by the administrative agent under the Superpriority Facility;

(o)   all fees or premiums required to be paid to the administrative agent under the Superpriority Facility and the Superpriority Lenders on the Closing Date and reasonable and documented out-of-pocket expenses (including legal expenses) required to be paid to or for the benefit of the administrative agent for the Superpriority Facility and the Superpriority Lenders on the Closing Date shall, upon the initial borrowing (or deemed borrowing) of the Superpriority Facility, have been paid;

(p)   all fees and expenses required to be paid to the Ad Hoc Group Advisors and the Term Loan Group Advisors under the terms of their respective fee and/or engagement letters or the Transaction Support Agreement shall have been paid;

(q)   receipt of customary evidence of: (1) the acceptance and cancellation of the 2024 Notes tendered in exchange for the New 2L Notes, (2) the issuance of the New 2L Notes, (3) the effectiveness of the Amendments and (4) the issuance of the New Term Loans; and

(r)   payment of the amount of the New Term Loan Paydown due on the Closing Date.

Voting / Required Superpriority Lenders

To give due regard to the voting provisions in the Existing Credit Agreement in a manner consistent with the Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Superpriority Lenders holding more than 50% of the outstanding principal amount of the Superpriority Loans are referred to herein as the “Required Superpriority Lenders.”

For the avoidance of doubt, voting thresholds (including sacred rights) shall be consistent with Annex A hereto.

Assignments and Participations

Usual and customary for facilities of this type; provided that the Company may purchase with cash Superpriority Loans solely through Dutch auction or similar procedures to be agreed that are offered to all Superpriority Lenders on a pro rata basis in accordance with customary procedures to be agreed and subject to customary restrictions to be agreed; provided, further, that (i) any Superpriority Loans so repurchased will be immediately cancelled and (ii) no default or event of default is continuing or would result therefrom. The Company may not purchase the Superpriority Loans for any consideration other than cash.

The Company shall use commercially reasonable efforts to include in the Superpriority Loan Documents that the administrative agent will (i) not charge any processing or recordation fee in respect of assignments of Superpriority Loans by Superpriority Lenders to any of their respective affiliates or managed funds and (ii) charge only one processing or recordation fee in respect of related assignments of Superpriority Loans by affiliated Superpriority Lenders; provided that the Company shall not be required to pay such fees in lieu of Superpriority Lenders.

Other Provisions

The Superpriority Loan Documents will include customary provisions regarding increased costs, illegality, tax indemnities, waiver of trial by jury and other similar provisions consistent with the Documentation Principles.

The documentation for the Superpriority Facility shall provide that the “Secured Parties” under the Superpriority Facility shall exclude each lender that is subject to federally regulated lender flood laws (“Flood Laws”), solely with respect to any mortgaged property that is subject to Flood Laws, unless such lender receives customary flood diligence information (including flood determinations, flood insurance certificates and related endorsements) that is acceptable to such lender. The Company shall use commercially reasonable efforts to provide the Consenting Parties with such customary flood diligence information.

Governing Law	The laws of the State of New York.

New Term Loan Facility

Facility Type	A secured term loan facility having the lien priority described under “Collateral” for the Superpriority Facility (the “New Term Loan Facility” and, the loans thereunder, the “New Term Loans”). Once repaid, the New Term Loans may not be reborrowed.

Borrower	Diebold Nixdorf, Incorporated.

Guarantors	The Existing Guarantors and, subject to the Guaranty and Security Principles, the Foreign Obligors.

Term Loan Exchange

All holders of Existing Term Loans will have the opportunity to exchange 100% of the principal amount of their Existing Term Loans for New Term Loans issued under a new credit agreement for the New Term Loan Facility in an aggregate principal amount equal to 100% of the principal amount of the Existing Term Loans so exchanged (such exchange, the “Term Loan Exchange”).

All accrued and unpaid interest on Existing Term Loans that are exchanged shall be paid in full in cash.

The holders of Existing Term Loans participating in the Term Loan Exchange shall provide consents to amend the Existing Credit Agreement as set forth in this Term Sheet and other consents and waivers to be agreed by the Company and the Majority Consenting Parties in connection with the Term Loan Exchange.

In addition to the foregoing, holders of Euro-denominated Existing Term Loans that are Initial Eligible Consenting Parties shall have the option to exchange at par Euro-denominated Existing Term Loans into Dollar-denominated New Term Loans on the Closing Date. The Dollar-denominated tranche of New Term Loans will be proportionately increased for any such exchanges, and the Euro-denominated tranche of New Term Loans will be proportionately decreased.

Term Loan Transaction Premium

Holders of Existing Term Loans that are Initial Eligible Consenting Parties and Other Eligible Consenting Parties shall, solely on account of Existing Term Loans held as of the Record Date, be paid upon the Closing Date a transaction premium of 3.0% of the principal amount of New Term Loans received in exchange for such Existing Term Loans in the Term Loan Exchange, paid in the form of additional New Term Loans (the “Term Loan Transaction Premium”).

For the avoidance of doubt, in the event that applicable Existing Term Loans are assigned or transferred in accordance with the terms of the Transaction Support Agreement, the Term Loan Transaction Premium shall remain payable on account of such applicable Existing Term Loans and be paid to the holder thereof as of the Closing Date.

Administrative Agent	J.P. Morgan Chase Bank N.A.

Collateral Agent	A financial institution reasonably acceptable to the Majority Consenting Holders and the Company.

Interest Rate	SOFR (with 10bps credit spread adjustment) + 525bps / E+550bps SOFR provisions to be same as the Superpriority Facility; provided the SOFR floor will be 1.5%. The EURIBOR floor will be 0.5%.

Default Rate	2.0% plus the then-applicable rate in the case of overdue principal; 2.0% plus the rate then applicable to ABR loans in the case of all other overdue amounts.

Amortization	0.25% per quarter, with the first such amortization payment payable on the final day of the quarter immediately following the quarter in which the Closing Date occurs; provided that such amortization payments in the applicable calendar year shall be credited against any 5% New Term Loan Paydown contemplated hereunder on December 31, 2023 or 2024.

Maturity Date	July 15, 2025

Call Protection	None.

Collateral	The Domestic Collateral and, subject to the Guaranty and Security Principles, the Foreign Collateral, as described under “Collateral” for the Superpriority Facility.

Excess Cash Flow Sweep	None.

Mandatory Prepayments	Same as the Superpriority Facility, subject to customary and appropriate changes to account for the lien priority status of the New Term Loan Facility reasonably acceptable to the Company and the Majority Consenting Parties (including that no such prepayment may occur unless the obligations under the Superpriority Facility are discharged in full in cash unless such prepayment is made with Declined Proceeds).

Voluntary Prepayments	Subject to the terms of the Superpriority Facility and the Amended 2025 Indentures, the Company shall be permitted to prepay the New Term Loans at any time, in minimum principal amounts to be agreed upon, without premium or penalty.

Documentation Principles	Substantially consistent with the corresponding provisions set forth in the Superpriority Facility with appropriate modifications to reflect the lien priority status of the New Term Loan Facility (the “New Term Loan Facility Documentation Principles”).

Representations and Warranties	To give due regard to the representations and warranties set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Affirmative Covenants	To give due regard to the affirmative covenants set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Negative Covenants

To give due regard to the negative covenants set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto; provided, that:

•  revisions shall reflect the corresponding provisions set forth in Annex A;

•  the Company will not, nor will it permit any Subsidiary to, (other than at maturity and other than with respect to regular debt service) make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of any 2024 Notes, the New 2L Notes, or loans outstanding after the Closing Date under the Amended Existing Credit Agreement (as defined below), including any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the prepayment (whether optional or mandatory), satisfaction, purchase, exchange, redemption, retirement, acquisition, defeasance, cancellation or termination of any such 2024 Notes, the New 2L Notes, or loans outstanding after the Closing Date under the Amended Existing Credit Agreement; provided, that:

•  the Company may (i) use up to $100 million of proceeds from new equity issuances consummated on or after the Closing Date to repay, repurchase or redeem the New 2L Notes, and (ii) redeem or refinance the New 2L Notes in connection with any change of control or sale of all or substantially all of the Company’s assets solely to the extent the Superpriority Facility, the New Term Loans and the 2025 Notes have been paid in full in cash; and

•  the Company may make prepayments or repayments of the loans outstanding after the Closing Date under the Amended Existing Credit Agreement or the 2024 Notes outstanding after the Closing Date, with the proceeds of (A) junior financing, that (x) is junior in security and priority to each of the Superpriority Facility, the ABL Facility, the New Term Loans, the 2025 Notes and the New 2L Notes and (y) limits payment of interest on such financing to PIK interest or (B) newly issued equity of or capital contributions in the Company.

Financial Covenant	None.

Events of Default	To give due regard to the events of default set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Conditions Precedent to Closing	Substantially consistent with the corresponding provisions set forth in the Superpriority Facility section above (as if the Superpriority Facility were structured as a term loan facility regardless of whether it is structured in such manner or as a notes issuance).

Voting/Required Lenders	To give due regard to the voting provisions set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto.

Assignments and Participations	To give due regard to the assignment and participation provisions set forth in the Existing Credit Agreement in a manner consistent with the New Term Loan Facility Documentation Principles, including, for avoidance of doubt, the revisions specified in Annex A hereto. The Company may not purchase the New Term Loans for any consideration other than cash.

Governing Law	The laws of the State of New York.

Amendments to Existing 2025 Indentures

Amendment and 2025 Consent Solicitation

The Company shall solicit consents from holders of 2025 Notes to amend the Existing 2025 Indentures (and other consents and waivers to be agreed by the Company and the Majority Consenting Parties) (the “2025 Consent Solicitation”).

Holders participating in the 2025 Consent Solicitation shall provide consents to amend the Existing 2025 Indentures through supplemental indentures (the “2025 Supplemental Indentures,” and, the Existing 2025 Indentures as amended thereby, the “Amended 2025 Indentures,”) in a manner consistent with the terms of this term sheet (including the annexes hereto), including, for the avoidance of doubt, Annex A, and to provide that the negative covenants thereunder shall be the same as under the New Term Loan Facility except as otherwise specifically provided on Annex A, with appropriate modifications to reflect the lien priority status of the 2025 Notes after giving effect to the Transactions.

Holders participating in the 2025 Consent Solicitation shall also provide the other consents and waivers agreed by the Company and the Majority Consenting Parties in connection with the 2025 Consent Solicitation.

2025 Notes Transaction Premium

Holders of 2025 Notes that are Initial Eligible Consenting Parties and Other Eligible Consenting Parties shall, solely on account of 2025 Notes held as of the Record Date, be paid upon the Closing Date a transaction premium of 3.0% of the principal amount such 2025 Notes, paid in the form of additional 2025 Notes (the “2025 Transaction Premium”).

For the avoidance of doubt, in the event that applicable 2025 Notes are assigned or transferred in accordance with the terms of the Transaction Support Agreement, the 2025 Transaction Premium shall remain payable on account of such applicable 2025 Notes and be paid to the holder thereof as of the Closing Date.

Guarantors	The Existing Guarantors and, subject to the Guaranty and Security Principles, the Foreign Obligors.

Collateral	The Domestic Collateral and, subject to the Guaranty and Security Principles, the Foreign Collateral, as described under “Collateral” for the Superpriority Facility.

Conditions Precedent to Closing	Substantially consistent with the corresponding provisions set forth in the Superpriority Facility (as if the Superpriority Facility were structured as a notes issuance).

Governing Law	The laws of the State of New York.

New 2L Indenture

Issuance	A new secured indenture having the lien priority described under “Collateral” for the Superpriority Facility (the “New 2L Indenture,” and the notes issued thereunder, the “New 2L Notes”).

Issuer	Diebold Nixdorf, Incorporated

Guarantors	The Existing Guarantors and, subject to the Guaranty and Security Principles, the Foreign Obligors.

2024 Consent Solicitation and Exchange Offer

The Company shall solicit consents from holders of 2024 Notes to amend the Existing 2024 Indenture. Each consenting holder of 2024 Notes will have the opportunity to exchange 100% of the principal amount of their 2024 Notes for New 2L Notes issued under the New 2L Indenture in an aggregate principal amount equal to 95% of the principal amount of the 2024 Notes so exchanged (such consent solicitation and exchange offer, the “2024 Consent Solicitation and Exchange Offer”).

Holders of 2024 Notes participating in the 2024 Consent Solicitation and Exchange Offer shall provide consents to amend the Existing 2024 Indenture through a supplemental indenture (the “2024 Supplemental Indenture,” and the Existing 2024 Indenture as amended thereby, the “Amended 2024 Indenture”) in a manner consistent with the terms of this term sheet (including the annexes hereto), with appropriate modifications to reflect the priority status of the 2024 Notes after giving effect to the Transactions.

Holders of 2024 Notes participating in the 2024 Consent Solicitation and Exchange Offer shall also provide the other consents and waivers agreed by the Company and the Majority Consenting Parties in connection with the 2024 Consent Solicitation and Exchange Offer. The 2024 Consent Solicitation and Exchange Offer shall also provide for additional terms, including early tender premiums, reasonably acceptable to the Company and the Majority Consenting Parties.

2024 Notes Transaction Premium

Holders of 2024 Notes that are Initial Eligible Consenting Parties and Other Eligible Consenting Parties shall, solely on account of 2024 Notes held as of the Record Date, be paid upon the Closing Date a transaction premium of 5.0% of the principal amount of such 2024 Notes (excluding any Exempt Notes), paid in the form of New 2L Notes (the “2024 Transaction Premium”).

For the avoidance of doubt, in the event that applicable 2024 Notes are assigned or transferred in accordance with the terms of the Transaction Support Agreement, the 2024 Transaction Premium shall remain payable on account of such applicable 2024 Notes and be paid to the holder thereof as of the Closing Date.

Interest Rate	8.5%, with interest to be paid-in-kind (“PIK”) through July 15, 2025, and with the Company having the option thereafter to pay interest at 8.5% in cash or 12.5% PIK; provided that the interest rate shall be subject to increase as provided in the section titled “Governance” below.

Default Rate	Same as 2024 Notes.

Maturity Date	October 15, 2026

Call Protection	The New 2L Notes will be callable at par; provided that a Make-Whole Amount (to be defined in a manner acceptable to the Majority Consenting Parties and the Company with customary T+50bps present value discounting) will be payable in the event of a bankruptcy filing or other insolvency event by the Company or any of the Guarantors of the New 2L Notes, any foreclosure, exercise of remedies and/or sale of Collateral securing the New 2L Notes following an event of default or the sale of Collateral securing the New 2L Notes in an insolvency proceeding, any restructuring, reorganization or compromise of the obligations under the New 2L Indenture or any other termination of the New 2L Indenture or New 2L Notes as a result of any such events.

Stapled Warrants

Warrants (the “Warrants”) shall be issued and granted on the Closing Date in connection with the issuance of the New 2L Notes. The Warrants in the aggregate shall, upon their full exercise, represent 19.99% of the outstanding common stock of the Company.

The Warrants shall be allocated on a pro rata basis based on holdings of New 2L Notes. Prior to April 1, 2024, the Warrants may not be sold, transferred or assigned to any person by the holder of the Warrants separate from, and independent of, the corresponding New 2L Notes (and the Warrants and the New 2L Notes, including any and all accrued PIK interest, shall trade as a single unit under a single CUSIP until April 1, 2024, at which time the underlying Notes and Warrants will trade separately under separate CUSIPs, and upon and after which time the Warrants may be exercised (the “Unit Split Date”)). Any Equity Issuance Prepayment of New 2L Notes (including any and all accrued PIK interest thereon) prior to April 1, 2024 shall result in the immediate cancellation of the Warrants attached thereto. In addition, any refinancing or redemption of New 2L Notes (including any and all accrued PIK interest thereon) in connection with a change of control or sale of all or substantially all of the Company’s assets prior to April 1, 2024 shall result in the immediate cancellation of the Warrants attached thereto. In the event of any other repayment, repurchase, redemption or other retirement of the New 2L Notes, the Warrants shall not be cancelled and shall immediately detach and be freely transferrable. On and after April 1, 2024, the Warrants shall be detachable from the New 2L Notes and shall be freely transferable as of April 1, 2024 (subject to applicable securities laws).

The exercise price for the Warrants shall be equal to $0.01. The Warrants may be exercised at any time on and after April 1, 2024 and prior to their expiration date. The Company shall use commercially reasonable efforts to provide that stock received upon exercise shall be issued in a registered transaction. The Warrants will expire on the date that is 5 years after the Closing Date.

Additional terms and conditions with respect to the Warrants shall be documented in a Warrant Agreement that shall set forth the rights described herein and other customary terms and conditions as may be reasonably agreed by the Majority Consenting Parties and the Company (the “Warrant Agreement”). The Warrant Agreement will provide that (i) the Warrants shall not vote with shareholders on an as-converted basis until exercised and (ii) holders of Warrants shall exercise such Warrants in accordance with Ohio law.

Collateral	The Domestic Collateral and, subject to the Guaranty and Security Principles, the Foreign Collateral, as described under “Collateral” for the Superpriority Facility.

Mandatory Prepayments	Limited to change of control and asset sale offers, provided that no such offers may be made unless the obligations under the Superpriority Facility, the New Term Loans and the 2025 Notes are discharged in full in cash unless such offer is made with Declined Proceeds with respect to the Superpriority Facility, the New Term Loan Facility and the Amended 2025 Indentures.

Voluntary Prepayments

Subject to the terms of the Superpriority Facility, the New Term Loan Facility and the Amended 2025 Indentures, the Company shall be permitted to prepay the New 2L Notes at any time, in minimum principal amounts to be agreed upon, without premium or penalty.

The Superpriority Facility, the New Term Loan Facility and the Amended 2025 Indentures shall provide that the Company will be permitted to use up to $100 million of proceeds from new equity issuances consummated on or after the Closing Date to repay, repurchase or redeem the New 2L Notes (an “Equity Issuance Prepayment”). An Equity Issuance Prepayment and/or a refinancing or redemption in connection with a change of control or sale of all or substantially all of the assets of the Company prior to April 1, 2024 shall result in the automatic cancellation of the Warrants (with no further preypayment premium or other fee) attached to the New 2L Notes being prepaid or refinanced.

For the avoidance of doubt, no other prepayment or refinancing of the New 2L Notes shall result in the cancellation of any Warrants, and in the event such prepayment or refinancing is permitted to occur, the Unit Split Date shall be deemed to have occurred on such date, and the Warrants shall continue to exist as a separate security, and the Company shall use commercially reasonable efforts to ensure that the Warrants trade under a standalone CUSIP.

Documentation	Consistent with the Existing 2025 Indentures, with appropriate modifications to reflect the terms of this term sheet (including the annexes hereto) and the priority status of the New 2L Notes.

Affirmative Covenants	Consistent with the Existing 2025 Indentures, with appropriate modifications to reflect the terms of this term sheet (including the annexes hereto) and the priority status of the New 2L Notes.

Negative Covenants	Consistent with the Existing 2025 Indentures, with appropriate modifications to reflect the terms of this term sheet (including the annexes hereto) and the priority status of the New 2L Notes.

Events of Default	Consistent with the Existing 2025 Indentures, with appropriate modifications to reflect the terms of this term sheet (including the annexes hereto) and the priority status of the New 2L Notes.

Conditions Precedent to Closing	Substantially consistent with the corresponding provisions set forth in the Superpriority Facility (as if the Superpriority Facility were structured as a notes issuance).

Voting/Required Holders	Consistent with the Existing 2025 Indentures, with appropriate modifications to reflect the terms of this term sheet (including the annexes hereto) and the priority status of the New 2L Notes.

Governing Law	The laws of the State of New York.

ABL Facility and Existing Revolver

Facility	A new senior secured asset-based loan facility (the “ABL Facility”) in an aggregate principal amount of $250 million syndicated by JP Morgan.

Interest Rate	SOFR+250-300bps

Maturity	July 20, 2026 (with 91 day springing maturity inside the Superpriority Facility, the New Term Loan Facility and the Amended 2025 Indentures based on thresholds of outstanding debt to be agreed)

Collateral	As described under “Collateral” for the Superpriority Facility.

Other Provisions	The terms of the ABL Facility shall be reasonably acceptable to the Majority Consenting Parties.

Existing Revolver Treatment

All holders of the Existing Revolver Exposure will have the opportunity to exchange their Existing Revolver Exposure at par into the ABL Facility (such exchange, the “Revolver Exchange”).

Holders of Existing Revolver Exposure that do not participate in the Revolver Exchange will have such Existing Revolver Exposure left outstanding with documentation and collateral changes as specified under “Certain Amendments” below.

The Company shall terminate any undrawn revolving commitments remaining under the Existing Credit Agreement on the Closing Date.

Existing Credit Agreement Amendment and 2024 Supplemental Indenture

Certain Amendments

The holders participating in the Term Loan Exchange and the Revolver Exchange will execute an amendment to the Existing Credit Agreement (the “Existing Credit Agreement Amendment,” and the Existing Credit Agreement as so amended, the “Amended Existing Credit Agreement”). Pursuant to the 2024 Consent Solicitation and Exchange Offer, holders of 2024 Notes will provide consents to amend the Existing 2024 Indenture through the 2024 Supplemental Indenture.

The Existing Credit Agreement Amendment and the 2024 Supplemental Indenture shall be in form and substance reasonably satisfactory to the Majority Consenting Parties and shall, among other things, (i) allow the Transactions (as defined below) to be consummated, (ii) remove substantially all negative covenants, mandatory prepayments with respect to the term loans or notes thereunder and certain other provisions to be reasonably agreed that may be removed with the consent of the requisite lenders or holders under the applicable debt document (and under applicable law, including the Trust Indenture Act of 1939), (iii) direct the administrative agent, collateral agent or trustee, as applicable, to enter into one or more intercreditor agreements in form and substance reasonably satisfactory to the Majority Consenting Parties (the “Intercreditor Agreements”) establishing the priorities described under “Collateral” for the Superpriority Facility, (iv) direct the administrative agent, collateral agent or trustee, as applicable, to release the liens securing the obligations under the Existing Credit Agreement on the ABL Priority Collateral, the Foreign Collateral and certain other assets to be agreed between the Majority Consenting Parties and the Company, (v) with respect to the 2024 Supplemental Indenture, extend the grace period under the Existing 2024 Indenture applicable to the defaults in payment of interest to run through the maturity date thereof and (vi) provide for other terms or consents mutually and reasonably acceptable to the Company and the Majority Consenting Parties.

Additional Terms

Implementation

The transactions set forth herein (collectively, the “Transactions”) will be implemented as follows:

(a)   Immediately prior to the closing of the Transactions, the Company shall have completed the 2025 Consent Solicitation and the 2024 Consent Solicitation and Exchange Offer;

(b)   Immediately prior to the closing of the Transactions, the applicable Consenting Parties, the Company and the agents and/or trustees under the Existing Credit Agreement, Existing 2025 Indentures and Existing 2024 Indenture will enter into the Amendments, 2L Indenture, and issue New 2L Notes;

(c)   Following the effectiveness of the Existing Credit Agreement Amendment, the Company will offer holders of Existing Revolver Exposure and Existing Term Loans who are Consenting Parties the opportunity to participate in the Revolver Exchange and/or the Term Loan Exchange, as applicable, on the terms set forth herein. Concurrently with the closing of the Exchanges, the agents or trustees for the Superpriority Facility, the ABL Facility, the New Term Loan Facility, the Amended 2025 Indentures, the New 2L Indenture and the Existing Credit Agreement will enter into the Intercreditor Agreements; and

(d)   Concurrently with the closing of the Revolver Exchange, Term Loan Exchange, 2025 Consent Solicitation and 2024 Consent Solicitation and Exchange Offer (collectively, the “Exchanges”), the Superpriority Lenders will fund the new-money Superpriority Facility on the terms and conditions set forth herein and in the Superpriority Loan Documents.

Paydown	The Company shall repay (with no premium or penalty) the New Term Loans on a pro rata basis (i) on the Closing Date, at par in an amount equal to 15% of the principal amount of Existing Term Loans that participate in the Term Loan Exchange, (ii) on December 31, 2023, at par in an amount equal to 5% of the principal amount (at the time of the Term Loan Exchange) of Existing Term Loans that participated in the Term Loan Exchange, subject in the case of clause (ii) to pro forma liquidity (tested on a trailing 10-day average and based on global cash or cash equivalents, and unused availability under the ABL Facility) on December 31, 2023 in excess of $250 million (the “Liquidity Condition”) and (iii) solely in the event the repayment in clause (ii) is not made as a result of the Liquidity Condition not being satisfied, on December 31, 2024, at par in an amount equal to 5% of the principal amount (at the time of the Term Loan Exchange) of Existing Term Loans that participated in the Term Loan Exchange, subject to the Liquidity Condition (tested on a trailing 10-day average and based on global cash or cash equivalents, and unused availability under the ABL Facility) measured on a pro forma basis on December 31, 2024 (together, the “New Term Loan Paydown”).

Governance	Prior to the Closing Date, the Company shall identify two individuals acceptable to the Ad Hoc Group with significant financial expertise who shall be nominated by the Company as candidates to the existing board of directors of the Company (i.e., to succeed two existing directors) at the next board of directors election. In the event that such individuals are either not so nominated or fail to be elected by the Company’s shareholders, the interest rate then applicable (and any interest rate that may be applicable thereafter) on the New 2L Notes shall increase by 250bps (in the form of PIK).

Fees and Expenses & Indemnification

The Company and the Guarantors under the Superpriority Facility will indemnify the Ad Hoc Group and the Term Loan Group and its representatives (including its counsel and financial advisor) for all claims related to or arising from the Transactions on terms reasonably acceptable to the Ad Hoc Group, the Term Loan Group and the Company, other than such claims arising from gross negligence, bad faith or willful misconduct.

The fees and expenses incurred by the Ad Hoc Group (including the fees and expenses of Davis Polk & Wardwell LLP and Houlihan Lokey Capital, Inc.) and the Term Loan Group (including the fees and expenses of PJT Partners, Inc. and Gibson, Dunn & Crutcher LLP) in connection with the Transactions will be paid by the Company, whether incurred prior to, on, or following the Closing Date.

Tax Treatment	Notwithstanding anything to the contrary herein, Majority Consenting Parties and the Company will structure the Transactions in a mutually acceptable tax efficient manner, including with respect to income tax and withholding tax consequences of the Transactions to holders and the Company, and support mutually acceptable tax positions, provided such positions are reasonable. The Company will provide a gross up, subject to customary exceptions, in respect of any applicable non-US withholding tax.

Annex A

Other Terms

[attached]

Diebold 2023 Credit Agreement and 2025 Indentures1

Baskets and Other Terms

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Financial Covenants

Total Net Leverage Ratio	6.5x, with quarterly step downs to 5.25x. (§ 6.22) Ratio decreases to 3.75x in the event of a Covenant Reset Trigger.	N/A	Eliminate.

Interest Coverage Ratio	1.62x, with increase to 1.75x in December 2022. (§ 6.23) Ratio increases to 3x in the event of a Covenant Reset Trigger.	N/A	Eliminate.

General

Covenant Reset Trigger	Provides that financial covenants revert to the stricter levels noted above if the company fails to comply with limits on certain baskets and certain other terms specified in Annex I. (Annex I)	N/A	Eliminate Covenant Reset Triggers; certain restrictions previously structured as Covenant Reset Triggers to be incorporated into covenants/other provisions as set forth herein.

Covenant Reset Triggers (the Breach of Which Would Cause Financial Covenants to	• Covenant Reset Trigger (xxiv) prohibits pledges of equity interests of Excluded	N/A	Eliminate Covenant Reset Triggers; certain restrictions previously structured as Covenant Reset Triggers to be incorporated into

[1]

Reference is made to (i) that certain Credit Agreement (the “2023 Credit Agreement”), dated as of November 23, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Diebold Nixdorf, Incorporated (the “Company”), JPMorgan Chase Bank N.A., the Company’s subsidiary borrowers party thereto, the guarantors party thereto from time to time and the lenders party thereto, (ii) that certain Senior Secured Notes Indenture, dated as of July 20, 2020, by and among the Company, U.S. Bank National Association, and the Company’s subsidiary guarantors party thereto and (iii) that certain Senior Secured Notes Indenture, dated as of July 20, 2020, by and among Diebold Nixdorf Dutch Holding B.V., the Company, U.S. Bank National Association and the Company’s subsidiary guarantors party thereto (clauses (ii) and (iii) collectively, the “2025 Indentures”). Capitalized terms used herein and not defined have the meanings ascribed to such terms in the 2023 Credit Agreement or 2025 Indentures.

[2]

Unless otherwise specified, proposed amendments shall apply to both the extended 2023 Credit Agreement (as amended by the proposed amendments, the “Extended Credit Agreement”) and the 2025 Indentures. Section references are included for reference purposes only and shall not be construed to limit in any way the provisions required to be amended to effectuate to the fullest extent the proposed amendments.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Reset to Pre-Amendment Covenant Ratios): General Covenants Not Related to Specific Baskets

Subsidiaries that do not also secure the Obligations, subject to a carve-out that permits pledges to secure debt used to finance certain ordinary course working capital, cash management or tax/financing strategies.

•   Covenant Reset Trigger (xxv) requires the Company to take commercially reasonable efforts to make future downstream investments from the guarantor group in Excluded Subsidiaries in the form of intercompany loans (or, as an alternative, in the form of non-voting preferred equity), and obligates the company to use commercially reasonable efforts to pledge such investments to secure the Obligations.

•   Covenant Reset Trigger (xxvii) requires intercompany notes evidencing Indebtedness of $10 million or more held by the guarantor group to be pledged.

•   Covenant Reset Trigger (xxix) requires the Loan Parties to use commercially reasonable efforts to subject any domestic deposit or securities accounts to a control agreement.

•   Covenant Reset Trigger (xxxiii) requires the Company to use commercially reasonable efforts to provide perfected security interests over substantially all material intellectual property owned by Loan Parties registered or licensed in foreign jurisdictions.

covenants/other provisions as set forth herein.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
• Covenant Reset Trigger (xxxv) requires the Company to use commercially reasonable efforts to provide perfected pledges of equity interests in Material Subsidiaries.

Covenant Reset Triggers: Ranking Protection	Covenant Reset Trigger (xxii) prohibits amendments without the consent of revolving lenders that adversely affect ranking, release all or substantially all Collateral or release of guarantees.	N/A	Eliminate.

Designation of Unrestricted Subsidiaries

Designation of Unrestricted Subsidiaries subject to (i) no default, (ii) compliance with financial covenants, (iii) designated Subsidiary no longer being a restricted subsidiary under other Material Indebtedness, (iv) subsidiaries of the designated Subsidiary also becoming Unrestricted Subsidiaries.

(§ 6.30)

Covenant Reset Trigger (xxi):

prohibits all Unrestricted Subsidiary designations.

Designation of Unrestricted Subsidiaries subject to (i) no default, (ii) Subsidiary does not own equity or debt of restricted group, (iii) debt of Subsidiary is non-recourse, (iv) the restricted group has no obligations to purchase equity of designated Subsidiary or maintain Subsidiary’s financial condition, (v) designation is permitted under Investments covenant.

(§ 4.13)

Prohibit Unrestricted Subsidiary designations.

Pro Rata Sharing	Payments by a Borrower are allocated pro rata to the Lenders. (§ 2.10(a))	Payments for consent required to be offered and paid to all consenting Holders. (§ 9.07)

Amendments to pro rata sharing provision to require all affected creditor consent.[3]

Pro rata sharing provision in Extended Credit Agreement to expressly cover payments for consent and other payments on account of Obligations.

[3]

Pro Rata Sharing provision to be expanded to protect against changes to the Intercreditor Agreements or division of assets acquired by means of credit bidding that could have the effect of avoiding such provisions.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Domestic vs. Foreign Obligations	Bifurcates obligations between Domestic Loan Parties / Domestic Obligations and Foreign Loan Parties / Foreign Obligations. (§ 1.1 definitions generally, § 2.10(b), § 17.4)	N/A	Will not be applicable in amended documents.

Restricted Payments (i.e., dividends and distributions, Investments handled separately below)

General Restricted Payments	Up to the greater of $100 million and 2.5% of Total Tangible Assets. (§ 6.25(g)) Covenant Reset Trigger (xiv): Capped at $10 million and subject to Total Net Leverage Ratio not to exceed 3.0x.	Up to the greater of $100 million and 4% of Total Tangible Assets. (§ 4.08(b)(20))	Fixed dollar basket of $15 million. This basket cannot be used to make non-cash Restricted Payments consisting of Collateral.

Builder Basket

$30 million fixed starter amount for “Available Amount” basket which can be used for Investments and Restricted Payments, subject to Total Net Leverage Ratio not to exceed 3.0x.

(§ 1.1 “Available Amount”, § 6.25(j)).

Covenant Reset Trigger (xvi):

Basket cannot be used.[4]

		No starter amount in builder basket. (§ 4.08(a))	Eliminate.

Ratio Restricted Payments	Restricted Payments subject to a Total Net Leverage Ratio not to exceed 2.5x. (§ 6.25(i)) Covenant Reset Trigger (xvi): Basket cannot be used.	Restricted Payments subject to a Total Net Leverage Ratio not to exceed 2.75x. (§ 4.08(b)(13))	Eliminate.

Intercompany Restricted Payments	Uncapped for Restricted Payments by Restricted Subsidiaries to the Company or any Wholly Owned Restricted Subsidiary. (§ 6.25(a))	Uncapped for dividends and distributions by Restricted Subsidiaries. (§ 4.08(a)(1))

Uncapped for Restricted Payments within the restricted group (including by non-wholly owned subsidiaries), provided that (i) Restricted Payments to Restricted Subsidiaries that are not ultimately 100% pledged must be ratable (or less than ratable), and (ii) Restricted Payments to non-Guarantors must be ratable (or less than ratable).

[4]

Available Amount basket can still be used for (1) Investments, but subject to Covenant Reset Trigger (iv) (i.e., Company and US Guarantors can only use basket to make investments in Company, US Guarantors or non-US Guarantors), and (2) payments on Restricted Indebtedness, but subject to Covenant Reset Trigger (xviii) (i.e., basket can only be used for payments in the form of common equity or certain preferred equity of the Company).

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Quarterly Dividends	Up to 12.5 cents per share on common stock for quarterly cash dividends. (§ 6.25(h)) Covenant Reset Trigger (xv): capped at 10 cents per share and subject to Total Net Leverage Ratio less than 3.0x.	Up to 12.5 cents per share on common stock for quarterly cash dividends. (§ 4.08(b)(11))	Eliminate.

Dividends for Employee Owned Equity	Up to $5 million per fiscal year to repurchase employee stock. Unused amounts carry over to next two fiscal years. (§ 6.25(f))	Up to $10 million per fiscal year to repurchase employee stock. Unused amounts carry over to next two fiscal years. (§ 4.08(b)(7))	$2.5 million per fiscal year, with one year carry over.

Non-Qualified Stock Purchase Plan	Restricted Payments made pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan not to exceed $3 million in any fiscal year. (§ 6.25(k))	Restricted Payments made pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan not to exceed $3 million in any fiscal year. (§ 4.08(b)(15))	Fixed-dollar basket of $2 million.

Acquisition of AEVI Equity interests

Up to €100 million for Restricted Payments to acquire equity interests of AEVI International GmbH.

(§ 6.25(l))

Covenant Reset Trigger (xvii): Capped at €50 million, together with investments made in AEVI permitted under the Investment covenant.

		N/A	Eliminate.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Payments on Restricted Indebtedness (i.e., junior lien, payment subordinated, unsecured indebtedness)[5]

Junior Debt Payment Basket[6]

Up to the greater of $100 million and 2.5% of Total Tangible Assets for payments on Restricted Indebtedness.

(§ 6.26(b))

Covenant Reset Trigger (xviii): Basket can only be used for payments in the form of common equity or certain preferred equity of the Company.

		N/A – no dedicated junior debt payment baskets.	Eliminate.

Ratio Debt Payment Basket	Permits payments on Restricted Indebtedness subject to Secured Net Leverage Ratio less than or equal to 2.5x. (§ 6.26(c))	N/A – no dedicated junior debt payment baskets.	Eliminate.

Existing Debt Payment Basket	Permits payments on certain indebtedness existing on the Acquisition Closing Date. (§ 6.26(e))	N/A – no dedicated junior debt payment baskets.	Company to provide schedule that discloses the indebtedness covered by this basket.

Intercompany Debt Payment Basket	Permits repayments of intercompany debt. (§ 6.26(f))	N/A – no dedicated junior debt payment baskets.	Uncapped for repayments of intercompany debt owed to Guarantors (or the Company). Repayments of debt owed to non-Guarantors permitted in connection with ordinary course cash management activities, provided that any such repayments in excess of $10 million shall be reported to the full board in the immediately following regular quarterly reporting and that the full board shall receive regular updates regarding intercompany payments generally.

[5]	Applies to payments on New 2L Notes, provided that the Company may use up to $100 million of proceeds from equity issuances to repay such notes, as further described in the Term Sheet.
[6]	Applies to debt subordinated in right of payment and unsecured debt under the 2023 Credit Agreement and debt subordinated in right of payment under the 2025 Indentures.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]

Investments

General Investment Basket

Up to the greater of 10% of Total Tangible Assets for Investments made (net of any return in cash).

(§ 6.15(viii))

Covenant Reset Trigger (iv): Company and US Guarantors can only use this basket to make investments in Company, US Guarantors or non-US Guarantors.

Up to the greater of $350 million and 14% of Total Tangible Assets. (§ 1.01 “Permitted Investments” (21))

Fixed-dollar basket of $35 million (consistent with 2023 Credit Agreement, net of any returns in cash but not to exceed amount initially invested).

Can be used for cash Investments and investments that do not consist of transfers of Collateral.

Ratio Investments

Investments subject to Total Net Leverage Ratio not to exceed the financial covenant ratio, minus 0.25x.

(§ 6.15(x))

Covenant Reset Trigger (iv): Company and US Guarantors can only use this basket to make investments in Company, US Guarantors or non-US Guarantors.

		N/A	Eliminate.

Foreign Subsidiary Investments

Investments by Foreign Subsidiaries that are not Foreign Subsidiary Borrowers in other Foreign Subsidiaries that are Restricted Subsidiaries.

(§ 6.15(iv))

Covenant Reset Trigger (iii): Cannot use this basket for investments in Unrestricted Subsidiaries.

		N/A	Eliminate. Collapsed into more general Intercompany Investments provisions below.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Intercompany Investments	• Uncapped for investments in the Company and the Guarantors. • N/A (§ 6.15(ii))	• Uncapped for investments between restricted group entities. • Uncapped for investments so long as the person becomes a Restricted Subsidiary. (§ 1.01 “Permitted Investments” (1), (2))

•   Investments made after execution of TSA[7] (as reduced by returns solely on such investments, but not in excess of amount originally invested) by Guarantors in non-Guarantor Restricted Subsidiaries limited up to a $10 million cap; provided that investments in connection with ordinary course cash management operations will be permitted, provided further that such investments in excess of $10 million shall be reported to the full board in the immediately following regular quarterly reporting and that the full board shall receive regular updates regarding intercompany investments generally.

•   Cash investments by Guarantors in non-Guarantor Restricted Subsidiaries made from cash proceeds received from non-Guarantors after TSA signing shall be excluded from such cap.

•   Investments in Guarantors and persons that become Guarantors uncapped.

•   Investments by non-Guarantor Restricted Subsidiaries in non-Guarantor Restricted Subsidiaries or in persons that become non-Guarantor Restricted Subsidiaries uncapped.

Intercompany Loans

Up to $75 million for intercompany loans by Loan Parties to External Subsidiaries[8] or by Domestic Loan Parties to Foreign Loan Parties.

(§ 6.15(v))

Covenant Reset Trigger (iv): Company and US Guarantors can only use this basket to make intercompany loans to Company, US Guarantors or non-US Guarantors.

		N/A	Permitted intercompany loans to parallel permitted intercompany investments above.

[7]

Applicable investments outstanding as of signing of TSA to be scheduled in Definitive Documentation. For the avoidance of doubt, return of investments outstanding as of signing of TSA does not refresh basket.

[8]	“External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Intellectual Property Basket	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons. (§ 6.15(xv))	Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons. (§ 1.01 “Permitted Investments” (16))

Add ordinary course of business limitation. To be limited to non-exclusive licensing, sublicensing, etc. (provided that exclusive licensing will be permitted within the same territory). Cannot be used for Investments in Unrestricted Subsidiaries.

Future Acquisition Investments

Up to the greater of $100 million and 2.5% of Total Tangible Assets for Future Acquisitions.[9]

(§ 6.15(ix))

Covenant Reset Trigger (iv): Company and US Guarantors can only use this basket to make investments in Company, US Guarantors or non-US Guarantors.

Covenant Reset Trigger (vi): Use of basket subject to Total Net Leverage Ratio not to exceed 3.0x.

		Uncapped for Investments with respect to permitted Future Acquisitions. (§ 1.01 “Permitted Investments” (17))	Eliminate.

Employee Loans	N/A	Investments for loans to employees to fund purchases of equity permitted (i) in the ordinary course or (ii) in an amount not to exceed $10 million. (§ 1.01 “Permitted Investments” (7))	Reduce fixed-dollar basket to $5 million. Cap applies to amounts outstanding on the closing date.

Debt[10]

[9]

“Future Acquisition means any transaction, or any series of related transactions, consummated on or after the date of [the Credit Agreement], other than the Acquisition, by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person or, with respect to any non-wholly owned Subsidiary, additional Voting Stock thereof.”

[10]	Proposed changes to debt baskets to also apply to existing corresponding lien baskets, if any.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
General Debt Basket

Up to the greater of $100 million and 2.5% of Total Tangible Assets.

(§ 6.18(xii))

Covenant Reset Trigger (xii): subject to shared cap that is limited to (1) up to $100 million of working capital loans and (2) up to $250 million for LC / bank guarantee facilities, where such debt can only be used for limited purposes.

		Up to the greater of $200 million and 8% of Total Tangible Assets. (§ 4.09(b)(23))	Fixed-dollar basket of $50 million.

Ratio Debt Basket

Indebtedness subject to Total Net Leverage not to exceed the financial covenant ratio, minus 0.25x.

(§ 6.18(xvii))

Covenant Reset Trigger (xii): subject to shared cap that is limited to (1) up to $100 million of working capital loans and (2) up to $250 million for LC / bank guarantee facilities, where such debt can only be used for limited purposes.

		Indebtedness subject to Consolidated Coverage Ratio of at least 2.0x. (§ 4.09(a))	Eliminate.

Incremental Facilities / Refinancing Facilities	Permits incremental facilities subject to a Secured Net Leverage Ratio not to exceed 2.5x. (§ 1.1 “Incremental Amount”, § 2.19, § 2.21, § 8.2.4(a), § 8.2.4(b))	N/A	Eliminate.

2024 Unsecured Notes	Permits $500 million for the New Senior Unsecured Notes. (§ 6.18(i)(b))	N/A	Eliminate unused capacity; allow for notes previously issued thereunder.

Debt Facilities	N/A	Up to $2,475 million plus additional Indebtedness subject to a Secured Leverage Ratio not to exceed 3.0x. (§ 4.09(b)(1))	Eliminate.

Intercompany Indebtedness	Uncapped for Indebtedness between the Company and Subsidiaries; Indebtedness owing by	Uncapped for Indebtedness among the restricted group, provided that debt owed by	Parallel intercompany investments and intercompany loans provisions above. In addition, payment subordination requirement

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]

any Loan Party to any non-Domestic Loan Party Subsidiary shall be unsecured.

(§ 6.18(xvi))

Covenant Reset Trigger (x): Cannot be used for loans to Unrestricted Subsidiaries. Loans from Domestic Loan Party to Foreign Subsidiary Borrower or non-Loan Party Subsidiary must be permitted as an Investment, be pledged as Collateral, and must not be subject to another Covenant Reset Trigger.

		restricted group to non-guarantors must be payment subordinated. (§ 4.09(b)(5))	for debt owed by restricted group to non-guarantors same as 2025 Indentures.
Intercompany Guarantees	• Permits Guarantees by the restricted group of permitted Indebtedness. • N/A (§ 6.18(xiii))	• Permits guarantees by guarantors of permitted Indebtedness incurred by guarantors. • Permits guarantees by non-guarantors of permitted Indebtedness incurred by non-guarantors. (§ 4.09(b)(4))

•   Debt that can be guaranteed by guarantors to be limited to (i) Indebtedness of guarantors existing on the closing date of the Extended Credit Agreement / amended 2025 Indentures (and refinancings thereof) or (ii) Indebtedness of non-guarantors, subject to Investment basket limitations.

•   Non-guarantor guarantees of other non-guarantor debt permitted.

Foreign Subsidiaries Indebtedness

Up to the greater of $100 million and 2.5% of Total Tangible Assets for Indebtedness of Foreign Subsidiaries.

(§ 6.18(xviii))

Covenant Reset Trigger (xii): subject to shared cap that is limited to (1) up to $100 million of working capital loans and (2) up to $250 million for LC / bank guarantee facilities, where such debt can only be used for limited purposes.

		Up to the greater of $150 million and 6% of Total Tangible Assets for Indebtedness of Foreign Subsidiaries. (§ 4.09(b)(12))	Eliminate.

Receivables Facilities	Up to $100 million for Receivables Indebtedness. (§ 6.24)	Up to $200 million for Qualified Receivables Transactions and Permitted Factoring Transactions.	Eliminate.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
	Covenant Reset Trigger (xiii): capped at $50 million.	(§ 4.09(b)(17))

Working Capital Facilities

Up to $50 million for working capital facilities and other facilities.

(§ 6.18(ii))

Covenant Reset Trigger (xii): subject to shared cap that is limited to (1) up to $100 million of working capital loans and (2) up to $250 million for LC / bank guarantee facilities, where such debt can only be used for limited purposes.

		Up to $50 million for working capital facilities and other facilities. (§ 4.09(b)(14))	Eliminate.

Bi-lateral LC/WC Agreements

Up to $300 million for Bi-lateral LC/WC Agreements,[11] with $50 million sub-cap for revolving credit facilities.

(§ 6.18(xxii))

Covenant Reset Trigger (xii): subject to shared cap that is limited to (1) up to $100 million of working capital loans and (2) up to $250 million for LC / bank guarantee facilities, where such debt can only be used for limited purposes.

		Up to $300 million for Bi-lateral LC/WC Agreements, with $50 million sub-cap for revolving credit facilities. (§ 4.09(b)(22))	Reduce total basket to $55 million; eliminate capacity to use basket for revolving credit facilities.

Purchase Money / Capital Leases	Up to $20 million for purchase money debt / capital lease obligations. (§ 6.18(xix))	Up to the greater of $50 million and 2% of Total Tangible Assets for purchase money debt / capital lease obligations. (§ 4.09(b)(9))	Fixed-dollar basket of $20 million.

Permitted Convertible Indebtedness	Up to $200 million for Permitted Convertible Indebtedness.	Up to $200 million for Permitted Convertible Indebtedness.	Eliminate.

[11]

“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Restricted Subsidiaries and a financial institution providing for foreign and/or domestic revolving credit facilities, and/or the issuance of letters of credit, bank guarantees and/or similar obligations [subject to designation requirements and limitations on lien baskets which can secure obligations thereunder].

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
	(§ 6.18(xxiv))	(§ 4.09(b)(21))

Integrated Service Contract Debt

Up to $100 million for Integrated Service Contract Debt.

(§ 6.18(ix))

Covenant Reset Trigger (ix): capped at $50 million. Can only be used to generate new business. Debt cannot have previously been incurred under the Bi-lateral LC/WC basket, Working Capital Facilities basket, General Debt basket, Ratio Debt basket. Debt must be incurred after the Company uses commercially reasonable efforts to obtain acceptable external financing in lieu of such debt.

		Up to $100 million for Integrated Service Contract Debt. (§ 4.09(b)(18))	Eliminate.

Acquired Debt	Up to $25 million for pre-existing Indebtedness of persons that become a Restricted Subsidiary. (§ 6.18(iv))	Acquired Indebtedness permitted subject to compliance with Consolidated Coverage Ratio of at least 2.0x (or the ratio does not decrease). (§ 4.09(b)(7))	Eliminate.

Definition of Refinancing Indebtedness	See 2023 Credit Agreement. (§ 1.1 “Permitted Refinancing Indebtedness”, “Refinance”)	See 2025 Indentures. (§ 1.01 “Refinancing Indebtedness”)

Clarify that Refinancing Indebtedness includes Indebtedness that is Incurred in connection with a repurchase, redemption or similar transaction, whether through a privately negotiated transaction, open market transaction, tender offer or otherwise.

Limit liens in connection with Refinancing Indebtedness such that (i) any new liens securing Refinancing Indebtedness that is refinancing secured Indebtedness cannot be more senior than the liens being refinanced and (ii) unsecured debt may not be refinanced with secured debt.

Refinancing Indebtedness cannot have any additional obligors or collateral relative to indebtedness being refinanced.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Additional Notes	N/A	Unlimited ability to issue Additional Notes (subject to debt capacity). (§ 2.01)	Eliminate.

Liens

Scope	See 2023 Credit Agreement. (§ 6.16)	See 2025 Indentures. (§ 4.10)	Lien covenant baskets shall not permit senior liens.

General Liens Basket	Up to the greater of $200 million and 5% of Total Tangible Assets. (§ 6.16(xviii))	Up to the greater of $200 million and 8% of Total Tangible Assets. (§ 1.01 “Permitted Liens” (35))

Fixed-dollar basket of $25 million; sub-basket for liens securing funded debt of $10 million.

Liens securing funded debt on Collateral must be junior to the Super-Priority Term Loans, Extended Term Loans and 2025 Secured Notes.

Ratio Liens Basket	N/A	Liens subject to a Secured Leverage Ratio not to exceed 2.5x. (§ 1.01 “Permitted Liens” (36))	Eliminate.

Foreign Subsidiary Liens	Up to the greater of $100 million and 2.5% of Total Tangible Assets for liens on assets of Foreign Subsidiaries. (§ 6.16(x))	N/A	Fixed-dollar basket of $10 million.

2024 Unsecured Notes Refinancings	N/A	Permits up to $250 million of Indebtedness to be secured for refinancings of 2024 Unsecured Notes. (§ 4.10(c))	To amend as necessary to permit overall transaction.
Asset Dispositions

Asset Sale Sweep

Net Cash Proceeds from any Asset Sale Prepayment Event subject to sweep 5 business days after receipt (but for proceeds less than $75 million, 5 business days after due date of next financial statement).

(§ 2.6.5)

Excess Proceeds (i.e., Net Available Cash after reinvestment right) in excess of $40 million to be offered to Holders for prepayment. (§ 4.16(c))

Asset sale sweeps to apply to (i) Net Available Cash / Net Cash Proceeds (here, referred to as “Asset Sale Proceeds”) from any single transaction or series of related transactions in excess of $25 million and (ii) Asset Sale Proceeds from any transactions (other than those referred to in (i)), to the extent aggregate Asset Sale Proceeds from such asset sales on

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]

a rolling 4-quarter basis exceed $25 million (to be calculated at the end of each fiscal quarter, with respect to such quarter and the prior three fiscal quarters).

Amounts subject to these asset sale sweeps are required to be used to pay down, first, obligations under the new money (non ABL) facility and, second, the 2025 Notes, extended Term Loans, and, if required, other pari secured debt, pro rata; provided that proceeds from ABL priority collateral will be used to first pay down the ABL facility.

Timing of asset sale sweeps to be aligned at 5 business days after the receipt of proceeds from the asset sale that triggers the asset sweep requirement set forth above in (i), and 5 business days after the delivery of the financial statements for the quarter in which the asset sweep requirement set forth above in (ii) was triggered (eliminate dollar-threshold based bifurcation of payment timing in 2023 Credit Agreement).

The asset sale sweep requirement may be delayed for up to 90 days during which the Company may choose to reinvest the Asset Sale Proceeds (see “Reinvestment Right” below).

Net Cash Proceeds Definition	Net Cash Proceeds are reduced by the amount required to repay Indebtedness that is secured by a Lien on an asset that is the subject of an asset sale. (§ 1.1 “Net Cash Proceeds”)	Net Available Cash is reduced by payments made on Indebtedness secured by assets subject to the asset sale. (§ 1.01 “Net Available Cash”)

Deduction may only be applied with respect to (i) non-Collateral assets held by non-Guarantors and (ii) payments of Indebtedness made by Guarantors to the extent required by the terms of applicable priority lien Indebtedness.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Reinvestment Right

Proceeds may be use to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) used in or useful in the Company’s or Restricted Subsidiary’s business or to make a Future Acquisition or other Investment to acquire assets.

Reinvestment period of 90 days.

Reinvestment right can be used for maintaining, developing, constructing, improving, upgrading, replacing disposed-of-assets or repairing assets (other than current assets) used or useful in such entity’s business or replacing assets sold in such Asset Sale, but subject to limitations on investments and dispositions to non-loan parties / non-guarantors as set forth in the covenants.

No separate right to make Future Acquisitions or permitted investments otherwise.

Right to Reduce Certain Debt	N/A

Reinvestment right permits Net Available Cash to be applied, in the case of an Asset Disposition by a Non-Guarantor Subsidiary, to permanently reduce indebtedness of (A) a Non-Guarantor Subsidiary (other than Indebtedness owed to the Company or a Guarantor) or (B) the Company or a Guarantor.

(§ 4.16(b))

Reinvestment right to reduce indebtedness available solely to the extent required by the terms of the priority lien indebtedness or to the extent required by applicable local law or the terms of non-Guarantor debt.

FMV Asset Sale Requirement	N/A

Dispositions under the FMV asset sale basket must be for 75% cash consideration. Subject to sweep. Deemed cash includes:

•  Liabilities assumed by the transferee of the sold assets.

•  Designated Noncash Consideration basket of the greater of $75 million and 2% of Total Tangible Assets.

(§ 4.16(b))

FMV asset sale requirement to require 100% cash consideration requirement (with no designated non-cash consideration or deemed cash concept).

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Substantial Portion Basket (cap on asset sales in rolling 12-month period)

Dispositions that are not a “Substantial Portion” of Property of the restricted group per 12-month period. Subject to sweep.

(§ 6.14(xvi))

Covenant Reset Trigger (i): dispositions in reliance of this basket subject to: (1) 100% cash consideration, (2) if Net Cash Proceeds exceeds $50 million, no increase in Total Net Leverage Ratio, (3) at least 85% of Net Cash Proceeds used to prepay Term Loans with no reinvestment right (if Asset Sale Prepayment Event triggered), (4) if Net Cash Proceeds exceeds $75 million, 100% used to prepay Term Loans, (5) any Net Cash Proceeds in excess of $25 million are subject to the sweep without giving effect to certain foreign jurisdiction related limitations.

N/A

Dispositions up to a fixed-dollar amount permitted, which such fixed-dollar amount will be based on the “Substantial Portion” amount (i.e., the lower of clauses (a) through (d) in the definition thereof) on or around the closing date of the transactions. “Substantial Portion” defined as (a) 15% of assets as of 12-month lookback period, (b) 15% of net sales as of 12-month lookback period, (c) 25% of assets as of most recent financial statement date or (d) 25% of net sales as of most recent financial statement date.

Dispositions in reliance of this basket subject to: (1) 100% cash consideration (with no designated non-cash consideration or deemed cash concept), (2) if Net Cash Proceeds exceeds $50 million, no increase in Total Net Leverage Ratio, (3) at least 85% of Net Cash Proceeds used to prepay first, debt under the new money (non ABL) facility (and debt under the ABL facility with respect to dispositions of ABL priority collateral) and, second, the 2025 Notes, extended Term Loans, and, if required, other pari debt, pro rata, with no reinvestment right (if Asset Sale Prepayment Event triggered), (4) if Net Cash Proceeds exceeds $75 million, 100% used to make prepayments as set forth in clause (3).

Dispositions within Restricted Group	Unlimited for dispositions (i) to Domestic Loan Parties and (ii) between non-Guarantor Restricted Subsidiaries. Not subject to sweep. (§ 6.14(xii))	Unlimited for dispositions between the Company and Restricted Subsidiaries. Not subject to sweep. (§ 1.01 “Asset Disposition” (1))

Dispositions from Guarantors to non-Guarantor Restricted Subsidiaries subject to a cap of $25 million. 100% cash consideration requirement.

The foregoing cap will not apply to Dispositions that are permitted Investments or permitted Restricted Payments. Affiliate Transactions covenants to apply to such Dispositions.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Exchanges	N/A	Exchanges for assets useful in a Similar Business of equal or greater FMV carved out of Asset Disposition. (§ 1.01 “Asset Disposition” (18))	Exchanges where assets are not received by the entity transferring the exchanged assets subject to the same restrictions as Dispositions within Restricted Group.

Sale/Leaseback Transactions	Sale leasebacks permitted to the extent permitted under Indebtedness covenants. Not subject to sweep. (§ 6.14(vii))	Dispositions of real property for sale leasebacks permitted. Not subject to sweep. (§ 1.01 “Asset Disposition” (19))	Eliminate.

De Minimis Dispositions

Dispositions for proceeds less than or equal to $15 million, subject to a cap of $50 million per fiscal year, are carved out of the definition of an “Asset Sale Prepayment Event,” which triggers the asset sale sweep.

(§ 1.1 “Asset Sale Prepayment Event”)

Covenant Reset Trigger (ii): thresholds reduced to $10 million and $30 million, respectively.

Single transaction or series of related transactions with an aggregate Fair Market Value of less than $30 million. Not subject to sweep. (§ 1.01 “Asset Disposition” (10))

Dispositions for proceeds less than or equal to $5 million, subject to a cap of $15 million per fiscal year, are carved out of the definition of an “Asset Sale Prepayment Event,” which triggers the asset sale sweep.

Fundamental Changes	N/A	Fundamental changes covenant applies to a sale of all or substantially all assets. (§ 5.01(a))	Covenant to apply to a sale of all or substantially all assets. No merger, consolidation, amalgamation or otherwise of Borrower or Guarantor if not the surviving entity.

ECF Sweep

ECF Percentage	50%, with step down to 25% if Total Net Leverage Ratio is less than 3.25x and step down to 0% if Total Net Leverage Ratio is less than 2.75x. (§ 1.1 “ECF Percentage”)	N/A	Eliminate.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Excess Cash Flow Definition	See 2023 Credit Agreement. (§ 1.1 “Excess Cash Flow”)	N/A	N/A

Affiliate Transactions

Arm’s-Length Transaction Carve-out	Affiliate transactions covenant exception for fair and reasonable arm’s-length transactions. (§ 6.17(d))

Affiliate transactions covenant exception for arm’s-length transactions, with board approval requirement for transactions in excess of $30 million and fairness opinion for transactions in excess of $50 million.

(§ 4.14(a))

Conform Extended Credit Agreement with 2025 Indentures.

Non-Guarantor Subsidiaries Carve-out	Affiliate transactions covenant exception for transactions among non-Borrower and non-Guarantor Subsidiaries. (§ 6.17(c))	Affiliate transactions covenant exception for transactions among the restricted group. (§ 4.14(b)(1))	Affiliate transactions covenant exception for transactions among non-Borrower and non-Guarantor Subsidiaries.

Restricted Payment and Permitted Investments Carve-out	Affiliate transactions covenant does not prohibit permitted Restricted Payments and Permitted Investments. (§ 6.17(e))	Affiliate transactions covenant does not prohibit permitted Restricted Payments and Permitted Investments. (§ 4.14(b)(2))	Keep existing formulation. Investments made pursuant to any basket in non-Guarantor Restricted Subsidiaries to be on commercially reasonable terms.

Events of Default

Change of Control	Change of Control definition does not include sale of all or substantially all assets.	Change of Control triggers include the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all assets of the Company. (§ 1.01 “Change of Control”)	Leave unchanged except that Change of Control triggered if a change of control occurs under other material debt documents.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Insolvency	Carves out Immaterial Subsidiaries. (§ 7.6)	Applies to Significant Subsidiary or group that would constitute Significant Subsidiary. (§ 6.01(8))	Carve-out for Immaterial Subsidiaries.

Voting / Amendments

Sacred Rights	See 2023 Credit Agreement. (§ 8.2.1(a))	See 2025 Indentures. (§ 9.02(e))

Payment or lien subordination to require the consent of all affected Holders.

Modifications to payment or application of proceeds waterfalls (including waterfall priorities in intercreditor agreements) to require the consent of all affected Holders.

Amendments to Release Collateral / Guarantees	All affected Lender consent required to release all or substantially all of Collateral or Guarantees. (§ 8.2.1(c)(ii))	66.67% consent required for amendments to modify the Collateral Documents in a manner that is materially adverse to Holders or to release all or substantially all of Collateral. (§ 9.02(f))

67% consent required for release of more than $50 million of Collateral or Guarantees.

All affected Lender consent required for release of all or substantially all of Collateral or Guarantees, provided that, notwithstanding anything to the contrary herein, solely in immediate contemplation of or following commencement of insolvency proceedings with respect to Diebold Nixdorf, Incorporated and its material US-domiciled subsidiaries, the Guarantees by German Obligors and liens on assets of such Obligors in each case with respect to the Superpriority Facility, the New Term Loans, the 2025 Notes and the New 2L Notes may be released with the consent of (i) lenders holding in excess of 67% of the loans under the Superpriority Facility, (ii) lenders holding in excess of 67% of the New Term Loans, and (iii) holders holding in excess of 67% of the 2025 Notes, solely in the event that such lenders and holders determine in good faith that the release of such Guarantees and liens is necessary to avoid material value deterioration of the German Obligors and, upon and simultaneously with such release, the priority of liens on the pledged equity of

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]

Diebold Nixdorf Holding Germany GmbH shall automatically be changed such that the lien in favor of the Superpriority Facility is senior to the lien in favor of the New Term Loans, the 2025 Notes and (for the avoidance of doubt) the New 2L Notes (it being understood that the lien on the pledged equity of Diebold Nixdorf Holding Germany GmbH securing the New 2L Notes shall at all times be junior to the liens securing the Superpriority Facility, the New Term Loans and the 2025 Notes); provided that, no such release will be effective until the applicable insolvency proceeding is actually commenced

Amendments to Lift Restrictions on Intercompany Restricted Payments, Investments and Loans	N/A	N/A	Majority consent required.

Amendments to Allow Designation of Unrestricted Subsidiaries	N/A	N/A	Consent of all affected Lenders required.

Amendments to Debt and Lien Baskets	N/A	N/A

Majority consent required, provided that:

Any additional debt that is senior to the debt under the New Term Loan Credit Agreement and provided by lenders under the New Term Loan Credit Agreement can be approved with 67% consent but must be offered to existing holders of debt under the New Term Loan Credit Agreement for participation pro rata to their holdings thereof at such time and any such additional debt must, on the day of incurrence, be in all material respects substantially equivalent to the terms of such debt at the time it was offered to existing holders.

All affected lender consent required to increase incremental debt in order to influence voting thresholds.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Other Thresholds	N/A	N/A	Require 75% consent to allow for reintroduction of open market purchases of term loans with non-cash assets and also to waive or modify Chewy protection.

Leverage Calculations

EBITDA Definition	Cap of 10% in the aggregate for synergies and cost savings. (§ 1.1 “EBIT”)	Cap of 15% in the aggregate for synergies and cost savings. (§ 1.01 “Consolidated EBITDA”)

Guarantee and Collateral Requirements

Collateral Definition	See 2023 Credit Agreement. (§ 1.1 “Collateral”)	See 2025 Indentures. (§ 1.01 “Excluded Property”)

Excluded Assets / Property	See 2023 Credit Agreement (§ 1.1 “Excluded Assets”)	See 2025 Indentures. (§ 1.01 “Excluded Property”)

Excluded Subsidiaries

•  Adverse Tax Consequences: Subsidiaries where the pledge of 66.67% or more of equity, or the provision of a guarantee, could result in adverse tax consequences are Excluded Subsidiaries.

•  Immaterial Subsidiaries: defined as Restricted Subsidiaries that account for not more than (i) 5% of the total assets of the restricted group or (ii) 5% of the total revenue of the restricted group. The aggregate total assets or revenues for all Immaterial Subsidiaries shall not exceed 10% of the total assets or revenues of the restricted group.

•  Adverse Tax Consequences: Subsidiaries where the pledge of 66.67% or more of equity, or the provision of a guarantee, could result in adverse tax consequences are Excluded Subsidiaries.

•  Immaterial Subsidiaries: defined as Restricted Subsidiaries that account for not more than (i) 5% of the total assets of the restricted group or (ii) 5% of the total revenue of the restricted group. The aggregate total assets or revenues for all Immaterial Subsidiaries shall not exceed 10% of the total assets or revenues of the restricted group.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
• Wholly Owned Subsidiaries: defined as any person of which 100% of Capital Stock is owned by another person. (§ 1.1 “Excluded Subsidiary”, “Immaterial Subsidiary”, “Wholly Owned Subsidiary”)

•  Wholly Owned Subsidiaries: defined as Restricted Subsidiaries with respect to which all Capital Stock is owned by the Company or another Wholly Owned Subsidiary.

(§ 1.01 “Excluded Subsidiary”, “Immaterial Subsidiary”, “Wholly Owned Subsidiary”)

•  Covenant to be added to provide that company will not make any transfers or other dispositions (for the avoidance of doubt, including de minimus transfers) of the shares/equity interests in any Guarantor to any party that would cause such Guarantor no longer to be able to provide a Guarantee due to local law or contractual restrictions.

Future Guarantors Requirement	Requirement for Wholly Owned Domestic Restricted Subsidiaries to provide guarantees. (§ 6.12)

Requirement to add Guarantors applies to certain entities that, on the Issue Date or any time thereafter, guarantee any other Indebtedness for borrowed money of the Company or any Guarantor.

(§ 4.11(a))

Broaden to apply to entities in existing collateral and guarantee jurisdictions as of the closing date that guaranty funded debt of a non-guarantor in excess of $10 million.

Release of Guarantees under Senior Credit Facility	N/A	Provides for the release of Guarantees upon the release of Guarantees under the Senior Credit Facility. (§ 10.06(a)(B))	Remove provision from Notes (i.e., neither facility can drag).

Release of Collateral and Perfection under Senior Credit Facility	N/A

Provides for the release of Collateral upon release under the Senior Credit Facility, and Lien perfection requirements are subject to the requirements in the Senior Credit Facility.

(§§ 11.07(a)(8), 11.07(b))

Remove provision from Notes (i.e., neither facility can drag)

Release of Collateral	N/A	Provides for the release of Collateral with 66.67% consent. (§ 11.07(a)(5))	To be governed by amendment thresholds in new § 9.02(f) of 2025 Indentures. Consistent with above.

Provision/Basket/Ratio	2023 Credit Agreement	2025 Indentures	Agreed Terms[2]
Intercreditor Waterfall	N/A	N/A

Intercreditor agreements to provide that any dispositions of collateral pursuant to sections 363 or 1129 of the Bankruptcy Code (or similar provisions under similar insolvency laws) shall be subject to intercreditor priorities. Rights to credit bid pursuant to section 363(k) of the Bankruptcy Code (or similar provisions under similar insolvency laws) shall be subject to intercreditor priorities.

Exhibit B

Superpriority Commitments

Commitment Party	Allocated Superpriority Commitment Amount (pro rata share)			Allocated Superpriority Commitment Amount (oversubscription)			Total Allocated Superpriority Commitment Amount
[Redacted]	$	[Redacted	]	$	[Redacted	]	$	[Redacted	]

Total	$	[Redacted	]	$	[Redacted	]		$400,000,000.00

Exhibit C

Structuring Parties

Structuring Party	Percentage of Structuring Premium
[Redacted]	[Redacted	]%

Total	100.00%

Exhibit D

Ad Hoc Group Steering Committee

Member	Percentage of Specified Debt held by all Members of the Ad Hoc Group Steering Committee
[Redacted]	[Redacted	]%

Total	100.00%

Exhibit E

FORM OF PERMITTED TRANSFEREE JOINDER

The undersigned (the “Transferee”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet (as defined therein)), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of October 20, 2022, entered into by and among (i) Diebold Nixdorf, Incorporated (the “Company”), (ii) certain affiliates of the Company and (iii) [Transferor’s Name] (the “Transferor”), and (iv) other holders of the Existing Revolver Exposure, the Existing Term Loans, the 2025 Notes, and/or the 2024 Notes (as defined in the Agreement); and (b) with respect to the Existing Revolver Exposure, the Existing Term Loans, the 2025 Notes, and/or the 2024 Notes to be acquired from the Transferor, agrees from and after such acquisition to be bound by the terms and conditions of the Agreement, without modification, and shall be deemed a “Consenting Party” and a “Party” under the terms of the Agreement. The Transferee hereby makes as of the date hereof all representations and warranties made in the Agreement by all other Consenting Parties. All Existing Revolver Exposure, the Existing Term Loans, the 2025 Notes, and/or the 2024 Notes held by the Transferee (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Transferee at the address set forth below in the Transferee’s signature below. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

This Form of Permitted Transferee Joinder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction.

Date Executed: _____________, 202[•]

[Name of Transferee]

By:

Name:

Title:

Notice Information:

Holdings:

	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
Revolving Credit Loans (as defined under the Existing Credit Agreement)	$	[___	]	$	[___	]	$	[___	]
Revolving Credit Commitments (as defined under the Existing Credit Agreement), excluding any Revolving Credit Loans	$	[___	]	$	[___	]	$	[___	]
Dollar-denominated Existing Term Loans	$	[___	]	$	[___	]	$	[___	]
Euro-denominated Existing Term Loans	€	[___	]	€	[___	]	€	[___	]
U.S. 2025 Notes	$	[___	]	$	[___	]	$	[___	]
Euro 2025 Notes	€	[___	]	€	[___	]	€	[___	]
2024 Notes	$	[___	]	$	[___	]	$	[___	]

Exhibit F

FORM OF ADDITIONAL CONSENTING PARTY JOINDER

The undersigned (the “Additional Consenting Party”) hereby (a) acknowledges that it has read and understands the Transaction Support Agreement (together with the exhibits and attachments thereto (including the Term Sheet (as defined therein)), as each may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of October 20, 2022, entered into by and among (i) Diebold Nixdorf, Incorporated (the “Company”), (ii) certain affiliates of the Company and (iii) other holders of Existing Debt (as defined in the Agreement), (b) represents that it (x) either (A) is the beneficial or record owner of the principal amount of Existing Debt indicated on its respective signature page hereto or (B) has sole investment or voting discretion with respect to the principal amount of Existing Debt indicated on its respective signature page hereto and has the power and authority to bind the beneficial owner of such Existing Debt to the terms of this Agreement and (c) with respect to the Existing Debt held by such Additional Consenting Party, agrees from and after the date of this joinder to be bound by the terms and conditions of the Agreement, and shall be deemed a “Consenting Party” and a “Party” under the terms of the Agreement. The Additional Consenting Party hereby makes as of the date hereof all representations and warranties made in the Agreement by all other Consenting Parties. All Existing Debt held by the Additional Consenting Party (now or hereafter) shall be subject in all respects to the Agreement. All notices and other communications given or made pursuant to the Agreement shall be sent to the Additional Consenting Party at the address set forth below in the Additional Consenting Party’s signature below. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

This Form of Permitted Transferee Joinder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law provision that would require the application of the laws of another jurisdiction.

Date Executed: _____________, 202[•]

[Name of Additional Consenting Party]

By:

Name:

Title:

Notice Information:

Holdings:

	Beneficial/Record Ownership			Open Trade Acquisitions			Open Trade Sales
Revolving Credit Loans (as defined under the Existing Credit Agreement)	$	[___	]	$	[___	]	$	[___	]
Revolving Credit Commitments (as defined under the Existing Credit Agreement), excluding any Revolving Credit Loans	$	[___	]	$	[___	]	$	[___	]
Dollar-denominated Existing Term Loans	$	[___	]	$	[___	]	$	[___	]
Euro-denominated Existing Term Loans	€	[___	]	€	[___	]	€	[___	]
U.S. 2025 Notes	$	[___	]	$	[___	]	$	[___	]
Euro 2025 Notes	€	[___	]	€	[___	]	€	[___	]
2024 Notes	$	[___	]	$	[___	]	$	[___	]